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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

RED ROBIN GOURMET BURGERS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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RED ROBIN GOURMET BURGERS, INC.
6312 South Fiddler's Green Circle, Suite 200N
Greenwood Village, CO 80111
(303) 846-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 27, 2010

To our Stockholders:

        The annual meeting of stockholders of Red Robin Gourmet Burgers, Inc. will be held at 9:00 a.m. MDT, on Thursday, May 27, 2010, at our corporate headquarters, located at 6312 South Fiddler's Green Circle, Suite 200N, Greenwood Village, Colorado 80111, for the following purposes:

  1)
  To elect Lloyd L. Hill and Stuart I. Oran as Class II directors of the Company for three-year terms;

  2)
  To approve the proposed amendment to the Amended and Restated Certificate of Incorporation, as amended, to adopt a majority voting standard for uncontested director elections;

  3)
  To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 26, 2010; and

  4)
  To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on April 9, 2010 are entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof.

        Your attention is directed to the accompanying proxy statement, which includes information about the matters to be considered at the annual meeting and certain other important information. We encourage you to carefully review the entire proxy statement.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 27, 2010:

        The proxy statement and proxy card are available at http://www.redrobin.com/eproxy.htm.

        We cordially invite you to attend the annual meeting. Whether or not you plan to attend, please sign and return the enclosed proxy card as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy card should be signed and returned to assure that all your shares will be voted.

        Accompanying this notice and proxy statement is a copy of our 2009 Annual Report on Form 10-K.

By Order of the Board of Directors,

Pattye L. Moore Chair of the Board of Directors

Greenwood Village, Colorado
April 26, 2010

i

RED ROBIN GOURMET BURGERS, INC.
6312 South Fiddler's Green Circle, Suite 200N
Greenwood Village, CO 80111
(303) 846-6000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 27, 2010

        The board of directors of Red Robin Gourmet Burgers, Inc. (the Company) is soliciting the enclosed proxy for use at our annual meeting of stockholders to be held on Thursday, May 27, 2010, beginning at 9:00 a.m. MDT, at our corporate headquarters, located at 6312 South Fiddler's Green Circle, Suite 200N, Greenwood Village, Colorado 80111, and at any time and date to which the annual meeting may be properly adjourned or postponed. This proxy statement and the accompanying Notice of Annual Meeting of Stockholders describe the purpose of the annual meeting. Distribution of these proxy solicitation materials is scheduled to begin on or about April 26, 2010. The proxy statement and proxy card are also available at http://www.redrobin.com/eproxy.htm.

ABOUT THE MEETING

Why am I receiving this proxy statement and proxy card?

        You have received these proxy materials because our board of directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement describes issues on which we would like you to vote at our annual meeting of stockholders. It also provides you with information on these issues so that you may make an informed decision on the proposals to be voted on at the annual meeting.

What is the purpose of the annual meeting?

        At our annual meeting, stockholders will vote on the following three items of business:

  1)
  To elect Lloyd L. Hill and Stuart I. Oran as Class II directors of the Company for three-year terms;

  2)
  To approve the proposed amendment to the Amended and Restated Certificate of Incorporation, as amended, to adopt a majority voting standard for uncontested director elections; and

  3)
  To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 26, 2010.

        You will also vote on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

What are the board's recommendations?

        Our board of directors recommends that you vote:

  •
  FOR election of each of the two (2) nominated directors (see Proposal 1).

  •
  FOR the approval of the proposed amendment to the Amended and Restated Certificate of Incorporation, as amended, to implement a majority voting standard for uncontested director elections (see Proposal 2); and

  •
  FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 26, 2010 (see Proposal 3).

        With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

What shares are entitled to vote?

        As of April 9, 2010, the record date for the meeting, we had 15,615,358 shares of common stock outstanding. Each share of our common stock outstanding on the record date is entitled to one vote on all items being voted on at the meeting. You can vote all of the shares that you owned on the record date. These shares include: (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        Most stockholders hold their shares through a broker or other holder of record rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

        Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a proxy card for you to use.

        Beneficial Owner.    If your shares are held in a brokerage account, or by a bank, or other holder of record, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you from that holder together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote and are also invited to attend the annual meeting.

        Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a "legal proxy" from the broker, bank or other holder of record that holds your shares, giving you the right to vote the shares at the meeting. Your broker, bank or other holder of record has enclosed or provided voting instructions for you to use in directing the broker, bank or other holder of record how to vote your shares.

Who may attend the meeting?

        All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you are not a stockholder of record but hold shares through a broker or bank (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement as of April 9, 2010, a copy of the voting instruction card provided by your broker, bank or other holder of record, or other similar evidence of ownership. Registration and seating will begin at 8:30 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

How may I vote my shares in person at the annual meeting?

        Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or other holder of record that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

How may I vote my shares without attending the annual meeting?

        Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or other holder of record. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, bank or other holder of record.

May I change my vote or revoke my proxy after I return my proxy card?

        Yes. Even after you have submitted your proxy, you may change the votes you cast or revoke your proxy at any time before the votes are cast at the meeting by: (1) delivering a written notice of your revocation to our corporate secretary at our principal executive office, 6312 South Fiddler's Green Circle, Suite 200N, Greenwood Village, Colorado 80111; or (2) executing and delivering a later dated proxy. In addition, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What is a broker non-vote?

        There is an important change this year regarding broker non-votes and director elections. Under a new rule that is effective for the annual meeting, brokers, banks or other holders of record are no longer permitted to vote in the election of directors if the broker has not received instructions from the beneficial owner. This represents a change from prior years when brokers had discretionary voting authority in the election of directors. In these cases, the broker can register your shares as being present at the annual meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the new rules. This is called a "broker non-vote." If you are a beneficial owner whose shares are held of record by a broker, bank or other holder of record, you must instruct the broker, bank or other holder of record how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

        At this annual meeting, your broker, bank or other holder of record does not have discretionary voting authority to vote on the election of directors or the adoption of an amendment to the Amended and Restated Certificate to approve a majority voting standard without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters. However, if you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under the new rules to vote your shares on the routine matter of ratification of Deloitte & Touche LLP, even if the broker does not receive voting instructions from you.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the meeting (other than an adjournment or postponement of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker indicates on a proxy for which it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as "broker non-votes," those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

What vote is required to approve each item?

        Election of Directors.    In the election of directors, two candidates will be elected by a plurality of affirmative votes. Note that the existing plurality vote standard will be in effect for this annual meeting. Stockholder approval of the majority voting standard will enable the board of directors to amend the Amended and Restated Certificate of Incorporation, as amended, and the Third Amended and Restated Bylaws to provide for a majority voting standard, which we expect will be in effect for the 2011 annual meeting. See Proposal 2 for a discussion of majority voting in uncontested director elections.

        Majority Voting Standard.    The proposed amendment to the Amended and Restated Certificate of Incorporation, as amended, to adopt a majority voting standard for uncontested director elections requires the affirmative vote of sixty-six and two thirds percent (66 2/3%) of the outstanding shares entitled to vote at the annual meeting.

        Ratification of Deloitte & Touche LLP.    The affirmative vote of the majority of the outstanding shares of common stock present in person or by proxy will be required for approval.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, it means that you hold shares registered in more than one name or brokerage account. You should sign and return all proxies for each proxy card that you receive in order to ensure that all of your shares are voted.

How may I vote on each of the proposals?

        In the election of directors, you may vote FOR either or both of the nominees, or your vote may be WITHHELD with respect to either or both of the nominees. For the other matters, you may vote FOR or AGAINST each proposal, or you may indicate that you wish to ABSTAIN from voting on a proposal.

Who will count the proxy votes?

        Votes will be counted by our transfer agent, American Stock Transfer & Trust Company, LLC which has been appointed to act as the inspector of election for the annual meeting.

How will voting on any other business be conducted?

        We do not expect any matters to be presented for a vote at the meeting other than the matters described in this proxy statement. If you grant a proxy, either of the officers named as proxy holder, Dennis B. Mullen or Katherine L. Scherping or their nominee(s) or substitute(s), will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting. If a nominee is not available as a candidate for Class II director, the person named as the proxy holder will vote your proxy for another candidate nominated by our board of directors.

What rights of appraisal or similar rights of dissenters do I have with respect to any matter to be acted upon at the meeting?

        No action is proposed herein for which the laws of the state of Delaware or our Bylaws provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders' common stock.

How do I submit a stockholder proposal for consideration at next year's annual meeting?

        Proposals for Inclusion in Proxy Statement.    For your proposal or director nomination to be considered for inclusion in our proxy statement for next year's meeting, your written proposal must be received by our corporate secretary at our principal executive office no later than December 27, 2010. If we change the date of next year's meeting by more than 30 days from the date of this year's meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. You should also be aware that your proposal must comply with Securities and Exchange Commission (SEC) regulations regarding inclusion of stockholder proposals in company-sponsored proxy materials and our bylaws.

        Proposals to be Addressed at Meeting (but not included in proxy statement).    In order for you to raise a proposal (including director nominations) from the floor during next year's meeting, our corporate secretary must receive a written notice of the proposal no later than March 12, 2011 and no earlier than February 10, 2011, and it must contain the additional information required by our bylaws. All proposals received after March 12, 2011 will be considered untimely. You may obtain a complete copy of our bylaws by submitting a written request to our corporate secretary at our principal executive office. If we change the date of next year's meeting by more than 30 days from the date contemplated at this year's meeting, in order for the proposal to be timely, we must receive your written proposal at least 90 days before the date of next year's meeting or no more than 10 days following the day on which the meeting date is publicly announced.

STOCK OWNERSHIP OF CERTAIN PERSONS

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership for each table is based on 15,615,095 shares of common stock outstanding as of March 31, 2010.

Stock Ownership of Certain Beneficial Owners

        The following table sets forth information regarding beneficial owners of more than 5% of our common stock as of March 31, 2010. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to the Company.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR LLC(1)	2,336,831	14.96%
Thomson Horstmann & Bryant, Inc.(2)	1,385,900	8.87%
BlackRock, Inc.(3)	1,176,344	7.53%
Michael J. Snyder(4)	1,101,635	7.05%
Scopus Asset Management, L.P.(5)	942,893	6.03%
Clinton Group, Inc./Spotlight Advisors, LLC(6)	870,486	5.57%

(1)
This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 16, 2010. The Schedule 13G/A was filed on behalf of FMR LLC and Edward C. Johnson 3d, Chairman of FMR LLC, with an address of 82 Devonshire Street, Boston, Massachusetts 02109. The Schedule 13G/A discloses that they had sole power to dispose or to direct the disposition of 2,336,831 shares. These shares are beneficially owned through Fidelity Management and Research

  Company, Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company, wholly owned subsidiaries of FMR LLC, and Fidelity International Limited, a partnership controlled by the Johnson family.

(2)
This disclosure is based on an amendment to Schedule 13G filed with the SEC on January 28, 2010. The address of this reporting person is 500 Boylston Street, Boston, Massachusetts 02116. At the time of filing, the reporting person reported being a registered investment advisor that has sole voting and sole dispositive power over 1,385,900 shares.

(3)
This disclosure is based on the Schedule 13G filed with the SEC on January 29, 2010. The address of this reporting person is 40 East 52nd Street, New York, New York 10022. At the time of filing, the reporting person reported being a holding company that has sole voting and sole dispositive power over 1,176,344 shares.

(4)
This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 12, 2007. The address of the reporting person is 1301 5th Avenue, Suite 3525, Seattle, Washington 98101.

(5)
This disclosure is based on the Schedule 13G filed with the SEC on March 23, 2010. The address of this reporting person is 623 5th Avenue, 31st Floor, New York, New York 10022. At the time of filing, the reporting person reported being an investment manager to one or more private investment funds and an institutional managed account that has shared voting and shared dispositive power over 942,893 shares.

(6)
This disclosure is based on an amendment to Schedule 13D filed with the SEC on March 23, 2010 pursuant to a joint filing agreement dated December 21, 2009 by and among Clinton Group, Inc. (CGI), Spotlight Advisors, LLC (SAL), Clinton Magnolia Master Fund, Ltd. (CMAG), George Hall and Gregory Taxin. At the time of filing, by virtue of investment management agreements with CMAG (reported being a corporation), CGI (reported being an investment adviser and corporation) has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the 870,486 shares beneficially owned by CMAG. By virtue of his direct and indirect control of CGI, George Hall (reported being an individual) is deemed to have shared voting power and shared dispositive power with respect to all Shares as to which CGI has voting power or dispositive power. By virtue of his direct control as managing member of SAL, Gregory Taxin (reported being an individual) is deemed to have shared voting power and shared dispositive power with respect to all shares as to which SAL has voting power or dispositive power. The address of CGI, SAL, George Hall and Gregory Taxin is 9 West 57th Street, 26th Floor, New York, New York 10019. The address of CMAG is c/o Fortis Fund Services (Cayman) Limited, P.O. Box 2003 GT, Grand Pavilion Commercial Centre, 802 West Bay Road, Grand Cayman, Cayman Islands.

Stock Ownership of Directors and Management

        The following table contains information about the beneficial ownership (unless otherwise indicated) of our common stock as of March 31, 2010 by:

  •
  each of our directors, including the board's nominees for election or re-election;

  •
  each executive officer named in the Summary Compensation Table; and

  •
  all directors and current executive officers as a group.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Dennis B. Mullen(2)	190,060	1.22%
Katherine L. Scherping(3)	13,810	*
Todd A. Brighton(4)	57,862	*
Eric C. Houseman(5)	57,369	*
Susan Lintonsmith(6)	10,866	*
Robert Aiken(7)	417	*
Edward T. Harvey(8)	35,875	*
Lloyd L. Hill(9)	417	*
Richard J. Howell(10)	27,675	*
Pattye L. Moore(11)	18,375	*
Stuart I. Oran(12)	417	*
James T. Rothe(13)	30,075	*
J. Taylor Simonton(14)	25,375	*
Gary J. Singer(15)	34,893	*
Marcus Zanner(16)	19,292	*
Directors and Executive Officers as a group (17 persons)(17)	535,370	3.39%

*
Represents beneficial ownership of less than one percent (1.0%) of the outstanding shares of our common stock.

(1)
If a stockholder holds options, restricted stock units or other securities that are currently exercisable or that vest or become exercisable within 60 days of March 31, 2010, we treat the common stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate the stockholder's percentage ownership of our common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other stockholder.

(2)
Consists of 83,751 shares of restricted stock held directly by Mr. Mullen, 100,059 shares of common stock held directly by Mr. Mullen and 6,250 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010. The restricted stock is subject to certain forfeiture restrictions that vest as follows: (a) with regard to 25,000 of the shares, such shares vest on December 31, 2010, (b) with regard to 3,126 of the shares, such shares vest in two equal installments on February 26th of each of 2011 and 2012, (c) with regard to 50,000 of the shares, such shares shall vest in two equal installments on December 31st of each of 2011 and 2012, and (d) with regard to 5,625 shares, such shares shall vest in three equal installments on February 24th of each of 2011, 2012 and 2013.

(3)
Consists of 3,500 shares of restricted stock, 3,000 shares of common stock held directly by Ms. Scherping, 4,810 shares held by Ms. Scherping in joint tenancy with her husband, 2,500 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010, and excludes 3,000 shares of common stock held by Ms. Scherping's husband of which she disclaims beneficial ownership. The restricted stock is subject to certain forfeiture restrictions that vest as follows: (a) with regard to 1,250 of the shares, such shares vest in two equal installments on February 26th of each of 2011 and 2012, and (b) with regard to 2,250 of the shares, such shares vest in three equal installments on February 24th of each of 2011, 2012 and 2013.

(4)
Consists of 3,500 shares of restricted stock held directly by Mr. Brighton, 27,862 shares of common stock held directly by Mr. Brighton, and 26,500 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010. The restricted stock is subject to certain forfeiture restrictions that vest as follows: (a) with regard to 1,250 of the shares, such shares vest in two equal installments on February 26th of each of 2011 and 2012, and (b) with regard to 2,250 of the shares, such shares vest in three equal installments on February 24th of each of 2011, 2012 and 2013.

(5)
Consists of 7,000 shares of restricted stock held directly by Mr. Houseman, 21,369 shares of common stock held directly by Mr. Houseman and 29,000 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010. The restricted stock is subject to certain forfeiture restrictions that vest as follows: (a) with regard to 2,500 of the shares, such shares vest in two equal installments on February 26th of each of 2011 and 2012, and (b) with regard to 4,500 of the shares, such shares vest in three equal installments on February 24th of each of 2011, 2012 and 2013.

(6)
Consists of 3,500 shares of restricted stock held directly by Ms. Lintonsmith, 4,866 shares of common stock held directly by Ms. Lintonsmith and 2,500 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010. The restricted stock is subject to certain forfeiture restrictions that vest as follows: (a) with regard to 1,250 of the shares, such shares vest in two equal installments on February 26th of each of 2011 and 2012, and (b) with regard to 2,250 of the shares, such shares vest in three equal installments on February 24th of each of 2011, 2012 and 2013.

(7)
Consists of 417 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010.

(8)
Consists of 750 shares of restricted stock held directly by Mr. Harvey, 625 shares of common stock held directly by Mr. Harvey, 15,000 shares of common stock held by Mr. Harvey in joint tenancy with his wife and 19,500 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010. The restricted stock is subject to certain forfeiture restrictions that vest on May 27, 2010.

(9)
Consists of 417 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010.

(10)
Consists of 750 shares of restricted stock held directly by Mr. Howell, 625 shares of common stock held directly by Mr. Howell, 6,000 shares of common stock held by Mr. Howell in joint tenancy with his wife, 800 shares of common stock held indirectly in trusts for the benefit of Mr. Howell's children and 19,500 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010. The restricted stock is subject to certain forfeiture restrictions that vest on May 27, 2010.

(11)
Consists of 750 shares of restricted stock held directly by Ms. Moore, 625 shares of common stock held directly by Ms. Moore, 7,500 shares of common stock held indirectly by an entity owned and managed by Ms. Moore and her husband and 9,500 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010. The restricted stock is subject to certain forfeiture restrictions that vest on May 27, 2010.

(12)
Consists of 417 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010.

(13)
Consists of 750 shares of restricted stock held directly by Mr. Rothe, 4,825 shares of common stock held directly by Mr. Rothe and 24,500 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010. The restricted stock is subject to certain forfeiture restrictions that vest on May 27, 2010.

(14)
Consists of 750 shares of restricted stock held directly by Mr. Simonton, 5,125 shares of common stock held directly by Mr. Simonton and 19,500 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010. The restricted stock is subject to certain forfeiture restrictions that vest on May 27, 2010.

(15)
Consists of 750 shares of restricted stock held directly by Mr. Singer, 625 shares of common stock held directly by Mr. Singer, 9,018 shares of common stock held indirectly by Mr. Singer as trustee of the Singer Family Trust UAD 8/10/2000, as amended, and 24,500 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010. The restricted stock is subject to certain forfeiture restrictions that vest on May 27, 2010.

(16)
Consists of 17,000 shares of common stock held directly by Mr. Zanner and 2,292 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010.

(17)
Includes 189,793 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010.

Equity Compensation Plan Information

        We maintain five equity-based compensation plans—the 2000 Management Performance Common Stock Option Plan (the 2000 Stock Plan), the 2002 Stock Incentive Plan (the 2002 Stock Plan), the 2004 Performance Incentive Plan (the 2004 Plan), the 2007 Amended and Restated Performance Incentive Plan (the 2007 Plan) and the Employee Stock Purchase Plan (the ESPP). Our stockholders have approved each of these plans.

        The following table sets forth for our equity compensation plans in the aggregate, the number of shares of our common stock subject to outstanding options and rights under these plans, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants under these plans as of December 27, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	727,284	(1)	$23.07	1,398,705	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	727,284			1,398,705

(1)
This aggregate amount of 727,284 consists of the following number of options then outstanding under each of the plans:

1,612	—	2000 Stock Plan
134,432	—	2002 Stock Plan
132,046	—	2004 Plan
459,194	—	2007 Plan

(2)	Of the aggregate number of shares that remained available for future issuance as of December 27, 2009, 179,413 shares were available for issuance under the ESPP and 1,219,292 shares were available for issuance under the 2007 Plan. Any shares subject to options granted under the 2000 Stock Plan, the 2002 Stock Plan or the 2004 Plan that are not exercised before they expire or are terminated will expire and not be available for additional award grants. No new awards may be granted under the 2000 Stock Plan, the 2002 Stock Plan or the 2004 Plan.

PROPOSAL 1
ELECTION OF DIRECTORS

General

        As of the date of this proxy statement, our board of directors consists of eleven directors, which will be reduced to nine directors immediately following the annual meeting. Our Amended and Restated Certificate of Incorporation, as amended, provides for three classes of directors with staggered three-year terms. Class II currently consists of four directors whose terms expire at this annual meeting; Class III currently consists of three directors whose terms expire at our 2011 annual meeting; and Class I currently consists of four directors whose terms expire at our 2012 annual meeting.

        Our board of directors has nominated Lloyd L. Hill and Stuart I. Oran to continue to serve as our Class II directors. Gary Singer and Edward Harvey, both of whom are currently serving as Class II directors, have advised the Company that they will not stand for re-election at the 2010 annual meeting. Accordingly, we will reduce the size of the board to nine directors to take effect immediately following the annual meeting. If elected, Messrs. Hill and Oran will continue to serve in office until our annual meeting in 2013 and until their successors have been duly elected and qualified, or until the earlier of their respective deaths, resignations or retirement.

        Messrs. Hill and Oran have each consented to be named as a nominee in this proxy statement, and we expect that Messrs. Hill and Oran will be able to serve if elected. Should either of Messrs. Hill or Oran become unable or unwilling to accept his nomination for election, our board of directors can name a substitute nominee and the persons named as proxies in the proxy card, or their nominees or substitutes, will vote your shares for such substitute nominee unless an instruction to the contrary is written on your proxy card.

Directors and Nominees

        Below, you can find the principal occupation and other information about each of the Class II directors and each of the other directors whose term of office will continue after the meeting.

Director Nominees—Class II Directors

        Lloyd L. Hill, 66, joined the Company as a director in March 2010. Mr. Hill is the former Chairman and CEO of Applebee's International, Inc. (Applebee's), based in Overland Park, Kansas. Mr. Hill joined Applebee's as Chief Operating Officer in January 1994, and was named president in December 1994. He became Co-Chief Executive Officer in January 1997; Chief Executive Officer in January 1998; and was elected Chairman of the Board in May 2000. Mr. Hill first began serving on Applebee's board as an independent member in 1989 and served until November 2007. Mr. Hill retired as Chief Executive Officer of Applebee's in September 2006.

        Prior to joining Applebee's, Mr. Hill served as president and director of Kimberly Quality Care (KQC), a market leader in home healthcare and nurse personnel staffing. Mr. Hill received his master's degree in business administration from Rockhurst University in Kansas City, Missouri.

  Key Attributes, Experience and Skills:

        Mr. Hill brings to the board of directors, among his other skills and qualifications, executive leadership and operations skills developed from his years of experience as a chief executive officer of several companies. As Chairman and Chief Executive Officer of Applebee's, Mr. Hill substantially expanded Applebee's business while successfully maintaining relationships with Applebee's stockholders. Under Mr. Hill's leadership, Applebee's grew into the largest casual dining concept in the world, with nearly 1,900 restaurants in 49 states and 17 countries. In 2005, Mr. Hill was named by Institutional Investor magazine as one of America's Best CEOs and as one of the top-performing CEOs within the restaurant industry. Mr. Hill also brings deep knowledge of the casual-dining industry. In light of the foregoing, our board of directors has concluded that Mr. Hill should be elected as a member of our board of directors.

        Other Public Company Board Service:    None.

        Recent Past Public Company Board Service:    Applebee's International, Inc. (1989-2007).

        Stuart I. Oran, 59, Mr. Oran joined the Company as a director in March 2010. Mr. Oran is the Managing Member of Roxbury Capital Group LLC, a New York based merchant banking firm he founded in 2002. Mr. Oran is also the co-founder of Bond Street Holdings LLC, a bank holding company formed to acquire failed banks in FDIC-assisted transactions.

        From 1994 to 2002, Mr. Oran held a number of senior executive positions at UAL Corporation and its operating subsidiary, United Airlines, including Executive Vice President—Corporate Affairs (responsible for United's legal, public, governmental and regulatory affairs, and all of United's properties and facilities), Senior Vice President—International (P&L responsibility for United's international division comprised of its operations and employees (approximately 12,000) in 27 countries), and President and CEO of Avolar, United's business aviation line of business. During that period, Mr. Oran also served as a director of United Airlines (the operating subsidiary) and several of its subsidiaries, and on the Management Committee, Risk Management Committee and Alternative Asset Investment Committee of UAL. Prior to joining UAL and United, Mr. Oran was a corporate partner at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

  Key Attributes, Experience and Skills:

        Mr. Oran brings to the board of directors, among his other skills and qualifications, valuable business, leadership and management, and strategic planning experience which he gained during his employment with UAL Corporation and as a board member of Wendy's International, Inc. He also brings significant knowledge of the restaurant industry from his board service at Wendy's. In addition, Mr. Oran has experience serving as a director of a number of other large public companies which provided him with extensive corporate governance experience. In light of the foregoing, our board of directors has concluded that Mr. Oran should be elected as a member of our board of directors.

        Other Public Company Board Service:    Deerfield Capital Corp. (2008-present).

        Recent Past Public Company Board Service:    Hughes Telematics (f/k/a Polaris Acquisition Corp.) (2007-2009) and Wendy's International,  Inc. (2005-2008).

Continuing Directors for Term Ending Upon the 2011 Annual Meeting of Stockholders—Class III Directors

        Pattye L. Moore, 52, joined the Company as a director in August 2007 and was appointed as Chair of the Board of Directors in February 2010. Ms. Moore is a business strategy consultant and the author of Confessions from the Corner Office, a book on leadership instincts. Ms. Moore was on the board of directors for Sonic Corp. from 2000 through January 2006 and was the President of Sonic from January 2002 to November 2004. She held numerous senior management positions during her 12 years at Sonic, including Executive Vice President, Senior Vice President—Marketing and Brand Development and Vice President—Marketing. Prior to joining Sonic Corp., she served as a senior executive and account supervisor on the Sonic account at the advertising agency Advertising, Inc.

  Key Attributes, Experience and Skills:

        Ms. Moore brings to the board of directors, among her other skills and qualifications, significant senior management, marketing, business strategy and brand development experience as well as deep knowledge of the restaurant industry. During her tenure at Sonic, the company grew from $900 million in systemwide sales with 1,100 units to over $3 billion in systemwide sales and 3,000 units. Ms. Moore was named one of the top 100 marketers by Advertising Age magazine in 2000 and one of the top 50 women in foodservice by Nation's Restaurant News in 2002. Ms. Moore's directorships at other companies also provide her with extensive corporate governance experience. In light of the foregoing, our board of directors has concluded that Ms. Moore should continue as a member of our Board.

        Other Public Company Board Service:    ONEOK (2002-present).

        Recent Past Public Company Board Service:    Sonic Corp. (2000-2006).

        Dennis B. Mullen, 66, was appointed chief executive officer in 2005. He joined the board of directors of the Company in December 2002, and served as a Chair of the Board from August 2005 to February 2010. Mr. Mullen has more than 30 years experience as a corporate executive in the restaurant industry, and has served as chief executive officer for several restaurant chains, including Cork & Cleaver Restaurants of Denver, Colorado; Pedro Verde's Mexican Restaurants, Inc., of Boulder, Colorado; Famous Restaurants, Inc. (operator of Garcia's Mexican restaurants), of Phoenix, Arizona; and BCNW, a franchise of Boston Chicken, Inc., in Seattle, Washington. Mr. Mullen started his professional career at PricewaterhouseCoopers and also served as the chief financial officer for Lange Ski Boots.

  Key Attributes, Experience and Skills:

        Mr. Mullen brings to the board of directors, among his other skills and qualifications, his significant knowledge and understanding of our business and operations. He also has a vast understanding of the casual-dining industry, which he acquired through his service with the Company and as an executive for other casual-dining companies. In light of the foregoing, our board of directors has concluded that Mr. Mullen should continue as a member of our Board.

        Other Public Company Board Service:    Trustee of Janus Investment Funds (1971-present), Janus Aspen Series (1993-present), Janus Adviser Series (2000-present), Janus Capital Funds Plc (2004-present). Mr. Mullen served as chairman from 2004 to 2007 for the Janus Investment Funds, Janus Aspen Series and Janus Adviser Series.

        Recent Past Public Company Board Service:    None.

        Marcus L. Zanner, 65, joined the Company as a director in June 2009. Mr. Zanner is the former President and majority owner of Great Western Dining, which operated for more than 25 years with over 40 restaurants, including 13 Red Robin restaurants in Washington that were purchased by the Company in 2006. Mr. Zanner was associated with the institutional sales division of Merrill Lynch for a period twelve years and has served on the board of directors of Fortune Bank in Seattle, Washington since September 2008. Mr. Zanner has also served on the board of directors for the Washington Restaurant Association and the National Restaurant Association.

  Key Attributes, Experience and Skills:

        Mr. Zanner brings to the board of directors, among his other skills and qualifications, extensive restaurant industry experience along with financial services experience. He has significant knowledge and understanding of our business and operations, industry leadership, and brand familiarity, as well as insight into franchise operations. In light of the foregoing, our board of directors has concluded that Mr. Zanner should continue as a member of our board.

        Other Public Company Board Service:    None.

        Recent Past Public Company Board Service:    None.

Continuing Directors for Term Ending upon the 2012 Annual Meeting of Stockholders—Class I Directors

        Robert B. Aiken, 47, Mr. Aiken joined the Company as a director in March 2010. Mr. Aiken previously served as the President and Chief Executive Officer of U.S. Foodservice (USF). At USF, he served as President and Chief Executive Officer from July 2007 to February 19, 2010, as President and Chief Operating Officer from October 2005 to July 2007, and Executive Vice President of Sales/Marketing & Supply Chain from February 2004 to October 2005. Mr. Aiken resigned from USF effective February 19, 2010, and joined Bolder Capital, a Chicago-based private equity firm, as CEO of their food company portfolio. In his new role at Bolder Capital, he will focus on investing in specialty, ethnic and natural food processors and distributors.

        Prior to joining USF, Mr. Aiken held several positions from 1994 through 2000 at Specialty Foods Corp. of Deerfield, Illinois, including Chief Executive Officer of its Metz Baking Company subsidiary. From 2000 until 2004, Mr. Aiken also served as President and Principal of Milwaukee Sign Co. and early in Mr. Aiken's career, he worked as a business lawyer, first with the firm Sidley & Austin in Chicago and then Wilson, Sonsini, Goodrich & Rosati in Palo Alto, California.

  Key Attributes, Experience and Skills:

        Mr. Aiken brings to the board of directors, among his other skills and qualifications, experience as a chief executive officer of a corporation with significant operations and a large, labor-intensive workforce. He gained deep experience in operations and logistics, as well as an understanding of the dining industry through his service at USF. In light of the foregoing, our board of directors has concluded that Mr. Aiken should continue as a member of our board.

        Other Public Company Board Service:    None.

        Recent Past Public Company Board Service:    None.

        J. Taylor Simonton, 65, joined the Company as a director in September 2005 and was appointed chair of the Company's audit committee in October 2005. Mr. Simonton spent 35 years at PricewaterhouseCoopers LLP, including 23 years as an audit partner in the firm's Accounting and Business Advisory Services practice before retiring in 2001. Until February 2007, Mr. Simonton served on the board of directors of Fischer Imaging Corporation, a public company that designed, manufactured and marketed specialty medical imaging systems, and served as its audit committee chair. He is currently the audit committee chair of Zynex, Inc., a public company that manufactures and markets medical devices for the electrotherapy and stroke and spinal injury rehabilitation markets. Mr. Simonton is also lead director and audit committee chair of Keating Capital, Inc., a publicly reporting closed-end investment fund that makes non-controlling investments in private and small market cap public companies.

        Key Attributes, Experience and Skills:    Mr. Simonton brings to the board of directors, among his other skills and qualifications, significant experience in accounting and finance that he gained through 35 years of service at PricewaterhouseCoopers, LLC, the world's largest accounting and professional services firm, including 23 years as an Accounting and Business Advisory Partner. In addition, Mr. Simonton is well versed in corporate governance; he holds a Certificate of Director Education from the Corporate Directors Institute of the National Association of Corporate Directors and serves as the president of the NACD chapter in Colorado. He also has served on several other public company board of directors. In light of the foregoing, our board of directors has concluded that Mr. Simonton should continue as a member of our board.

        Other Public Company Board Service:    Keating Capital, Inc. (May 2008-present) and Zynex, Inc. (October 2008-present).

        Recent Past Public Company Board Service:    Fischer Imaging Corporation—Denver, CO (January 2003—February 2007).

        James T. Rothe, 66, joined the Company as a director in October 2004 and served as chair of the Company's compensation committee from January 2005 to May 31, 2009. Mr. Rothe has served since January 2004 as Managing Director and co-founder of Roaring Fork Capital Management, LLC, which is the General Partner of Roaring Fork Capital SBIC, LP with offices in Colorado Springs and Denver, Colorado and Dallas, Texas. Mr. Rothe is a Professor Emeritus of the College of Business at the University of Colorado at Colorado Springs where he served as Professor 1986-2004 and Dean of the College 1986-1994. Mr. Rothe was also a Principal in the Phillips-Smith Specialty Retail Group, a venture capital firm (three funds, total $140 million) from 1988-1999. Mr. Rothe served as President of Pearl Vision Center and Texas State Optical. He also served as Vice President of Marketing and Senior Vice President of Marketing and Merchandising for Pearle Vision Center. Mr. Rothe holds a Ph.D. in marketing and finance from the University of Wisconsin—Madison.

        Key Attributes, Experience and Skills:    Mr. Rothe brings to the board of directors, among his other skills and qualifications, a unique understanding of the Company's strategies and operations through his prior board service. In addition, Mr. Rothe has significant experience in business and finance that he gained while helping to build Pearle Health Services, Inc., and participating as a key member of a venture capital partnership that successfully invested in companies such as Bizmart, PetSmart, Hot Topic and Cheap Tickets. In light of the foregoing, our board of directors has concluded that Mr. Rothe should continue as a member of our board.

        Other Public Company Board Service:    Trustee of the Janus Funds (1997-present).

        Recent Past Public Company Board Service:    None.

        Richard J. Howell, 67, joined the Company as a director in September 2005. Mr. Howell was an audit partner with Arthur Andersen LLP for over 25 years before retiring in 2002. From January 2004 through May 2009, Mr. Howell served as an adjunct professor of auditing at the Cox School of Business at Southern Methodist University, and he served in a similar capacity from August 2002 to December 2003 at the Neely School of Business, at Texas Christian University.

        Key Attributes, Experience and Skills:    Mr. Howell brings to the board of directors, among his other skills and qualifications, significant experience in accounting and information systems, as well as knowledge of controls and financial reporting requirements of public companies. In addition, during Mr. Howell's career in public accounting he gained significant knowledge of due diligence, mergers and acquisitions and risk management. Mr. Howell's work with audit committees of numerous public reporting companies and his current directorship roles have provided substantial experience in corporate governance. In light of the foregoing, our board of directors has concluded that Mr. Howell should continue as a member of our board.

        Other Public Company Board Service:    Independent Trustee for the LKCM Funds (July 2005-present).

        Recent Past Public Company Board Service:    None.

Required Vote

        The two persons receiving the highest number of "FOR" votes from stockholders in the election of directors at the annual meeting will be elected.

 Recommendation of the Board of Directors

        Our board of directors recommends that you vote FOR the election of Mr. Hill and FOR the election of Mr. Oran as Class II directors on our board of directors.

 Selecting Nominees for Director

        Our board has delegated to the nominating and governance committee the responsibility for reviewing and recommending nominees for director. In evaluating a director candidate, the nominating and governance committee will consider the candidate's independence, character, corporate governance skills and abilities, business experience, industry specific experience, training and education, commitment to performing the duties of a director, and other skills, abilities or attributes that fill specific needs of the board or its committees. While there is no formal policy with regard to consideration of diversity in identifying director nominees, the nominating and governance committee considers diversity in business experience, professional expertise, gender and ethnic background, along with various other factors when evaluating director nominees. The nominating and governance committee will use the same criteria in evaluating candidates suggested by stockholders.

        The nominating and governance committee recommends director candidates for nomination to the board. The board determines which candidates to nominate or appoint, as appropriate, after considering the recommendation of the committee.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Principles

        The board and management believe that the Company's relationships with its stockholders and other stakeholders are an important part of its corporate governance profile, and it recognizes the value of continuing communications. Among other things, engagement with our stockholders helps us to understand the larger context and impact of our operations, learn about expectations for our performance, and assess emerging issues that may affect our governance practices, business or other aspects of our operations. This approach has helped us to identify mutual perspectives and goals and to adopt a collaborative approach to these relationships, which has resulted in our receiving essential input from our stockholders. To this end, we regularly engage with our stockholders through attendance at investor conferences, press releases and other stockholder communications and individual meetings throughout the year.

        We also recognize the connection between good corporate governance and our ability to create and sustain value for our stockholders. Early in the second quarter of 2009, the board requested that management review certain governance and compensation industry trends and regulatory proposals. In response to evolving governance practices, regulatory changes and concerns of our stockholders, the Company refined its governance policies, procedures and practices during 2009 and early 2010. The following are examples of the governance changes made by the Company in 2009 and early 2010:

  •
  We separated the roles of the Chair of the Board and the Chief Executive Officer;

  •
  We added Marcus L. Zanner, a former franchisee with over 25 years of significant restaurant experience, to the board; and

  •
  We amended Mr. Mullen's employment agreement to eliminate, among other things, the 280G tax gross-up provisions and reimbursement for travel expenses incurred by Mr. Mullen in commuting between Arizona and Colorado and related tax gross up. See the discussion of Mr. Mullen's Employment Agreement.

        In addition, in December 2009, we were approached by representatives of Clinton Group, Inc. and Spotlight Advisors, LLC, stockholders in the Company. They expressed concern about the Company's performance and business strategy, among other things. Following several meetings and extended discussions, on March 4, 2010, we entered into a letter agreement (the Agreement) with Clinton Group, Inc. and Spotlight Advisors, LLC, on behalf of themselves and their respective affiliated funds, persons and entities.

        Among other actions taken pursuant to the Agreement, the board has:

  •
  Appointed Robert B. Aiken, Lloyd L. Hill and Stuart I. Oran to the board of directors, and the board is seeking one additional candidate to serve as an independent director;

  •
  Proposed an amendment to the Company's Amended and Restated Certificate of Incorporation, as amended, to provide for a majority voting standard in uncontested election of directors; and

  •
  Appointed a succession committee to formalize the search process for a new chief executive officer.

        The board of directors seeks to ensure that good governance and responsible business principles and practices are part of our culture, values and the way we do business. In achieving this goal, the board of directors has previously established corporate governance guidelines that it follows with respect to corporate governance matters, which are available on the investor relations section of our website at www.redrobin.com. The board of directors reviews the governance guidelines annually to assure that they are timely, effective and supportive of the board's oversight and other responsibilities.

Board Leadership Structure

        The board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structures so as to provide independent oversight of management. In February 2010, we separated the roles of Chair of the Board and Chief Executive Officer. The board named Pattye Moore as Chair of the Board due to, among other things, her prior experience on public company boards of directors, as well as her vast understanding of the restaurant industry.

        We believe that having a non-executive chair of the board is in the best interests of the Company and our stockholders. The separation of the roles of Chair of the Board and Chief Executive Officer allows Mr. Mullen to focus on managing the Company's business and operations, and allows Ms. Moore to focus on board matters especially in light of increasing regulation and scrutiny on public company boards. Further, we believe that the separation of those roles ensures the independence of the board in its oversight role of evaluating and assessing the chief executive officer and management generally.

Role in Risk Oversight

        Our board, together with our executive officers, has the primary responsibility for enterprise risk management within our Company. The board delegates many of its risk oversight functions to the audit committee. Under its charter, the audit committee is responsible for discussing with management policies with respect to financial risk assessment and enterprise risk management, including guidelines to govern the process by which major financial and accounting risk assessment and management is undertaken by the Company. The audit committee also oversees our corporate compliance programs as well as the internal audit function. In addition to the audit committee's work in overseeing certain risk management functions, our full board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the board receives reports on these risk areas from senior officers of the Company. The board believes that the work undertaken by the audit committee, together with the work of the full board and the senior officers of the Company, enables the board to effectively oversee the Company's risk management.

 Board Membership and Director Independence

        Our board of directors has determined that each of Robert B. Aiken, Edward T. Harvey, Lloyd L. Hill, Richard J. Howell, Pattye L. Moore, Stuart I. Oran, James T. Rothe, J. Taylor Simonton and Gary J. Singer qualifies as an independent director under rules promulgated by the SEC and The NASDAQ Stock Market® listing standards. Only independent directors are appointed to the board's three standing committees; audit committee, compensation committee and nominating and governance committee. Accordingly, all members of each board committee are independent in accordance with The NASDAQ Stock Market® listing standards. There are no family relationships among any of our executive officers, directors or nominees for directors.

        During fiscal year 2009, the board of directors held 10 formal meetings in addition to a number of informal telephone conferences. Each of our current directors attended at least 75% of the aggregate total of meetings of the board of directors and committees on which he or she served. The non-management directors of the Company meet at least quarterly throughout the year and as necessary or appropriate in executive sessions at which members of management are not present.

        The board of directors strongly encourages each of the directors to attend the annual meeting of stockholders. All of our directors attended our 2009 annual meeting (other than those directors who joined the board after the 2009 annual meeting).

Committees of the Board of Directors

        Our board of directors has established three standing committees: an audit committee, a compensation committee and a nominating and governance committee. The full text of all of the charters for each board committee is available on the investor relations section of our website at www.redrobin.com. Each of our standing committees meets at least once each quarter. In addition, other regular and special meetings are scheduled as necessary and appropriate depending on the responsibilities of the particular committee. Each committee regularly meets in executive sessions without management present. The board has also created a Succession Committee for the purposes of seeking a new chief executive officer of the Company. We expect that this committee will be eliminated following completion of the CEO search.

        Audit Committee.    The audit committee is currently comprised of Richard J. Howell (chair), Edward T. Harvey, and J. Taylor Simonton, and operates pursuant to a written charter. The audit committee oversees and reviews the preparation and disclosure of the Company's consolidated financial statements and the preparation and filing of periodic financial reports, which include the requisite certifications by the chief executive officer and chief financial officer. The audit committee is also responsible for selecting and retaining the independent registered public accounting firm; approving the budget for fees to be paid to the independent registered public accounting firm for audit services and for appropriate non-audit services; overseeing the relationship between the Company and the independent registered public accounting firm and acting as the board of directors' primary avenue of communication with them; overseeing enterprise fraud risk, and selecting, retaining and overseeing the internal audit function of the Company. The audit committee's responsibilities also include other matters as set forth in its charter.

        The board also has determined that each of Mr. Simonton, Mr. Harvey and Mr. Howell is an "audit committee financial expert" as defined by rules adopted by the SEC. A discussion of the role of the audit committee is provided under "Audit Committee Report."

        The audit committee met 11 times in fiscal year 2009.

        Compensation Committee.    The compensation committee is currently comprised of Pattye L. Moore (chair), Lloyd L. Hill (appointed to the committee in March 2010), James T. Rothe, and Gary J. Singer. The compensation committee operates pursuant to a written charter. Functions performed by the compensation committee include: developing and recommending to the board of directors an annual performance evaluation of our chief executive officer, approving salary and short-term and long-term incentive compensation programs for all senior executives; and reviewing and adopting employee benefit plans and reviewing and approving compensation for directors.

        The specific nature of the compensation committee's responsibilities as they relate to executive officers is set forth under "Compensation Discussion and Analysis."

        The compensation committee held 9 formal meetings in addition to several informal meetings in fiscal year 2009.

        Nominating and Governance Committee.    The nominating and governance committee is currently comprised of Gary J. Singer (chair), Robert B. Aiken, Pattye L. Moore, Stuart I. Oran and J. Taylor Simonton and operates pursuant to a written charter. Messrs. Aiken and Oran were appointed to the nominating and governance committee in March 2010. The nominating and governance committee identifies, evaluates and recommends to the board of directors candidates for appointment or election to the board, as appropriate. The committee meets annually during the fourth quarter to determine whether to recommend to the board to include the nomination of incumbent directors with expiring terms in the proxy statement. The committee meets at other times as needed to consider candidates to fill any vacancies that may occur. At least once a year, the committee considers whether the number of directors is appropriate for the Company's needs and recommends to the board any changes in the number of directors, and reviews the performance of the board.

        A stockholder may submit the name of a director candidate for consideration by the nominating and governance committee by writing to: Nominating and Governance Committee, Red Robin Gourmet Burgers, Inc., 6312 South Fiddler's Green Circle, Suite 200N, Greenwood Village, CO 80111. The stockholder must submit the following information in support of the candidate: (a) all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such person's written consent to serve as a director if elected; (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner, (ii) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such stockholder's notice by, or on behalf of, such stockholder and such beneficial owner, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Company, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of stock of the Company, and (iv) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company's voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company's voting shares to elect such nominee or nominees.

        The nominating and governance committee met 5 times in fiscal year 2009.

Stockholder Communications with the Board of Directors

        You may communicate with any director, the entire board of directors, the independent directors or any committee by sending a letter to the director, the board of directors, or the committee addressed to: Board of Directors, 6312 South Fiddler's Green Circle, Suite 200N, Greenwood Village,

CO 80111, or by sending an e-mail to: Board@redrobin.com. The Company's chief legal officer will review all communications, categorize them, and forward them to the appropriate board member. Messages pertaining to administrative matters, ordinary business matters, personal grievances, and similar issues will be forwarded to the appropriate member of management.

        With respect to issues arising under the Company's Code of Ethics, you may also communicate directly with the chair of the audit committee or the compliance officer in the manner provided in the Company's Problem Resolution and Whistleblower Policy and Reporting Procedures. Both the Code of Ethics and the Problem Resolution and Whistleblower Policy and Reporting Procedures may be found on the investor relations section of our website at: www.redrobin.com.

Certain Relationships and Related Transactions

Transactions with Related Persons

        Jonathon James.    Jonathon James, our Senior Vice President of Enterprise Services, is a founder and former CEO of GrassRoots Leadership,  LLC (GRL), a management consulting firm located in Denver, Colorado. Prior to Mr. James' employment with the Company, GRL provided consulting services to the Company from the beginning of September 2006 to October 2009, specifically focusing on executive leadership development, new restaurant opening processes, succession planning, and recruitment and retention processes and assessments. During fiscal year 2008 and fiscal year 2009, the Company paid GRL approximately $773,000 and $1.2 million, respectively, for consulting services and certain management training material. Mr. James has informed the Company that he divested his ownership interest in GRL upon acceptance of his position with the Company. The Company may use GRL for future consulting services from time to time.

        Marcus L. Zanner.    Marcus L. Zanner, a director of the Company, is a principal of and holds, directly or indirectly, interests of between 50% and 66 2/3% in three privately-held entities that hold the leases for three of the Company's restaurants in Washington. Such leases were assumed in connection with the purchase of the 13 Red Robin® restaurants from Great Western Dining in 2006. For fiscal year 2008 and fiscal year 2009, the Company paid total rent of approximately $1.2 million and $1.0 million, respectively, for these three restaurants, including percentage rent, and related taxes and fees.

Review, Approval or Ratification of Transactions with Related Persons

        The board of directors has recognized that transactions between the Company and certain related persons present a heightened risk of conflicts of interest. In order to ensure that the Company acts in the best interest of its stockholders, the Board has delegated the review and approval of related party transactions to the audit committee. Any related party transaction required to be disclosed in accordance with applicable SEC regulations must be reviewed and approved by the audit committee. In reviewing a proposed transaction, the audit committee must (i) satisfy itself that it has been fully informed as to the related party's relationship and interest and as to the material facts of the proposed transaction and (ii) consider all of the relevant facts and circumstances available to the committee. After its review, the audit committee will only approve or ratify transactions that are fair to the Company and not inconsistent with the best interests of the Company and its stockholders.

Compensation Committee Interlocks and Insider Participation

        None of the members of the compensation committee has been or will be one of the Company's officers or employees. The Company does not have any interlocking relationships between its executive officers and the compensation committee and the executive officers and compensation committee of any other entities, nor has any such interlocking relationship existed in the past.

 Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during fiscal year 2009, all of our officers, directors and greater than ten percent beneficial owners timely complied with all Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Philosophy

        In this Compensation Discussion and Analysis (CD&A), we discuss our compensation philosophy and goals, and the material elements of the compensation program for our executive officers. This includes the named executive officers identified in the Summary Compensation Table below, for which the compensation committee of the Company's board of directors (compensation committee) is responsible. We also discuss the particular compensation decisions for our executive officers for 2009, and changes instituted for 2010.

        The compensation committee's specific responsibilities related to executive and director compensation include:

  •
  Developing and recommending to the board of directors an annual performance evaluation of the chief executive officer;

  •
  Setting the compensation of executive officers, including salaries and short and long-term incentive compensation programs;

  •
  Adopting and modifying equity, health and retirement benefit plans for employees;

  •
  Administering our short-term cash incentive and equity-based incentive compensation programs; and

  •
  Setting the compensation programs for service on the board of directors or its committees.

        Our compensation committee and management believe that our compensation objectives should be balanced to incent and reward our employees for sustainable, long-term performance that reflects both top-line growth in sales and guest counts, and for the establishment of solid business foundations that improve and support growth and profitability. Our compensation objectives revolve around attracting, retaining and motivating the best possible executive talent by linking annual and long-term cash and equity incentives to achievement of measurable corporate and individual performance objectives while minimizing unreasonable and excessive risk-taking, thereby creating value for our stockholders. To achieve these objectives, we utilize a mix of short-term and long-term compensation strategies that place a significant portion of cash and equity compensation at risk. Accordingly, management's base salaries are generally at or below the median of the comparable market, and annual cash bonuses provide executives with an opportunity to increase total cash compensation. Cash bonuses are tied to company-wide goals that are intended to achieve improvement in financial performance, and to achievement of individualized personal goals that align with Company goals. Finally, a significant portion of each executive's compensation is based on long-term performance awards that include stock options and other equity that vests over multi-year periods and, in some cases, have performance-based vesting. Our equity ownership guidelines confirm the long-term nature of our equity grants.

        The compensation committee continually evaluates and revises, as necessary, our compensation program to ensure that it is comparable to or competitive with the market, and also promotes achievement of our business objectives. The compensation committee monitors external or unusual factors that may impact the effectiveness of each compensatory element of our program. In March 2010, the compensation committee reviewed the Company's compensation policies and practices for all employees, including executive officers. Because a material part of executive management's compensation is tied to achievement of long-term goals, the compensation committee believes our compensation programs will not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.

        The chief executive officer's compensation is determined solely by the compensation committee. Compensation for the other executive officers is approved by the compensation committee based significantly on the recommendations of our chief executive officer, Dennis B. Mullen and with the advice of our compensation consultant. For individual compensation, the compensation committee considers both objective factors, such as a periodic review of market data for compensation of executives in the restaurant industry, and subjective factors, including individual experience, performance and job responsibilities. Certain elements of our executive officer compensation philosophy are included in the compensation philosophy relating to our non-executive employees, including non-executive officers, regional management and non-restaurant level employees of the Company, whose particular compensation is determined by management. These elements include a mix of cash and equity, and a varying balance between personal goals and Company performance targets, based on position in the Company.

Compensation Consultant and Benchmarking

        The compensation committee has retained Frederic W. Cook & Co. (Cook), a compensation consulting firm, for several years as its outside advisor. The compensation committee uses Cook to provide market information on compensation and related governance trends, to annually review our executive compensation program and broad-based equity compensation practices and to assist in ongoing development of our executive compensation philosophy. Cook confers with compensation committee members and senior management about our business operations and strategy, key performance metrics and targets, and the markets in which we compete. Cook then develops proposals for executive compensation programs based on the market, including a review of our peer group restaurants, as described below, and Company information, which are considered by the compensation committee in its deliberations. Cook also acts as an advisor to the compensation committee on compensation matters as they arise, including for example, change of control agreements and compensation for newly hired executives. Other than its service to the compensation committee, Cook does not provide any services to the Company as the compensation committee believes that the committee and the Company's management should not use the same advisors.

        Cook has assisted the compensation committee with developing a competitive peer group of publicly-traded U.S.-based restaurant companies of generally similar scope, business model, revenue and market cap size, and which compete with Red Robin in the casual dining segment of the dining industry, and that operate with similar metrics, markets and challenges (Peer Restaurants). We use the Peer Restaurants for comparing compensation programs and levels and for analysis of competitive performance. Cook periodically reviews the competitive market, and provides suggestions for updating the Peer Restaurants. In setting 2009 compensation, the compensation committee considered Cook's 2008 review of executive compensation with respect to the Peer Restaurants, which was prepared at the request of the compensation committee. The companies used as Peer Restaurants in the 2009 review were: BJ's Restaurants, Inc., Brinker International, Inc., Buffalo Wild Wings, Inc., California Pizza Kitchen, Inc, The Cheesecake Factory, Inc., Chipotle Mexican Grill, Inc., Landry's Restaurants, Inc., O'Charleys, Inc., McCormick & Schmick's Seafood Restaurants, Inc., Morton's Restaurant Group Inc.,

Panera Bread Company, P.F. Chang China Bistro, Inc., Ruby Tuesday, Inc., Ruth's Hospitality Group, Inc. and Texas Roadhouse, Inc.

        With respect to 2010 compensation, Cook recommended changes to the Peer Restaurants based on a review of comparability of revenue and market cap, compensation models, competition for labor and investment and similarity of business model. The committee considered the recommendations of Cook in addition to other factors, and slightly modified the Peer Restaurants group to include 14 restaurants which were the same as the 2009 group except that the committee added CEC Entertainment, Inc., and Denny's, and removed Ruth's Hospitality Group, Inc., McCormick & Schmick's Seafood Restaurants, Inc., and Morton's Restaurant Group, Inc. due their market cap size, which was below the range utilized for peer selection.

Recent Compensation Activity

        In mid-2009, the compensation committee together with management undertook a review of the Company's compensation practices in view of legislative activity and proposals surrounding corporate governance and executive compensation, and after considering feedback that management received from our stockholders, specifically with respect to the stock option tender offer conducted in early 2009. In August 2009, the compensation committee asked Cook to conduct its annual executive compensation study, which included a comparison of our practices to those of the industry and our peers, and to provide support to the Company's review of best practices, regulatory and legislative recommendations and other pending activity in the executive compensation arena. Following review of the results of Cook's studies and recommendations in October 2009, and in connection with its planning for 2010 compensation, in late 2009 and early 2010 the committee took several actions to improve the pay-for-performance orientation of the Company's executive compensation program, as well as to modify specific elements of the compensation program and processes. These actions are summarized below for executive management in general, and with respect to Mr. Mullen's compensation, and are described in more detail under "Elements of our Executive Compensation Program".

Summary of 2009 Compensation Activity

        Base Salaries.    No salary increases were granted to any executive for 2009, except that Susan Lintonsmith, the Company's Chief Marketing Officer, was granted a raise in the fall of 2009 from $285,000 to $315,000 because she assumed additional new duties leading the organization's strategic planning function and overseeing the research and development department.

        2009 Bonus Targets.    For 2009, each named executive (other than Mr. Mullen, whose eligibility is described below) was eligible to, and did receive, up to 50% of such executive's target bonus for achievement of personal goals. The Company did not achieve its 2009 EBITDA objectives, and consequently, no bonuses were paid on the EBITDA portion of the bonus plan.

        Stock Ownership Guidelines.    In March 2009, the compensation committee approved stock ownership guidelines for executive officers and directors.

        2009 Tender Offer.    In February 2009, we completed an offer to purchase options for shares of our common stock held by certain eligible employees, including our executive officers. The tender offer was initially approved by the board of directors in 2008. The Company paid an aggregate of approximately $3.5 million in cash to acquire all of the options.

Summary of 2010 Compensation Activity

        Changes to CEO Compensation.    In January 2010, Mr. Mullen's employment agreement was modified to provide for an increase in base salary from $725,000 to $800,000, while eliminating payment and reimbursement for personal commuting expenses and related tax gross-ups. The modification also eliminated the tax gross-up on a change-in-control severance payment and added a cutback provision that may reduce any change-in-control severance to an amount that will not trigger any applicable excise tax. As part of the amendment and upon the request of the compensation committee, to which he agreed, Mr. Mullen waived his right to receive a bonus equal to 50% of his salary in 2010, 2011, and 2012, and instead he will participate in future performance bonus plans on the same terms as the other named officers. In addition, Mr. Mullen's equity grants for 2010 are 100% performance based and calculated on total shareholder return.

        Base Salaries.    The compensation committee did not approve salary increases for the named executive officers for 2010, except as described above following modification of Mr. Mullen's employment agreement.

        2010 Bonus Targets.    For 2010, the Company's performance focus will be more heavily weighted toward activities designed to develop sustainable increases in sales, guest counts and profitability. The compensation committee approved a cash bonus incentive program for executive officers that is 90% based on achievement of Company EBITDA goals and 10% based on personal goals as compared to 50% EBITDA and 50% personal goals in 2009.

        Long-term Incentive Program.    Equity grants to executives made in 2010 consisted of a mix of time-based restricted stock units and performance-based restricted stock units (RSUs) based on total shareholder return (TSR). The performance-based RSUs have a three-year performance period with cliff vesting at the end of such period and the value of the grant will range from 0% up to 225% of the base grant amount, depending on performance against a peer group of 42 restaurants (based on the same eight digit GICS code for restaurants as the Company). Option grants have been eliminated in 2010 and replaced with RSUs, which includes RSUs based on TSR as part of the compensation committee's increased emphasis on pay for performance.

        Prohibition on Repricing.    In March 2010, the board of directors amended the Amended and Restated 2007 Performance Incentive Plan to specifically prohibit certain actions that may be construed as option repricing, including cash tender offers or other exchange of equity for underwater options, without the approval of stockholders.

        Tally Sheets.    Beginning in 2010, the compensation committee has added to its processes a review of executive officers' "tally sheets," which summarize each officer's direct compensation, benefits and perquisites, equity value under various scenarios, and the Company's potential severance for terminating the named officers' employment. The tally sheets assist the compensation committee by providing greater visibility to not only total compensation for each officer, but also sensitivity of compensation to performance, interaction of various elements and kinds of compensation and other relevant data measures.

Elements of our Executive Compensation Program

Cash Compensation

        Total cash compensation for executive officers is intended to consist of base salary and annual cash bonus incentive and is generally targeted at the median of our peer groups.

        Base Salary.    Salaries for our executives, including the named executive officers, are provided as a base level cash payment to recognize the scope of each executive's responsibilities, experience, and performance. Base salaries are set at or below the median of the market with the upside potential based on bonus opportunity. In October 2009, Cook provided the compensation committee with a comprehensive review of the Company's compensation structure using reported data for the 2009 Peer Restaurants. Cook's report indicated that all executive base salaries were at or below the median of the

2009 Peer Restaurants, a change from the October 2008 competitive review, which indicated that Mr. Mullen's and Mr. Brighton's salaries were above the median. Following Mr. Mullen's 2010 salary adjustment, his salary is between the median and the 75th percentile of the 2010 Cook data and Mr. Brighton's is at median.

        Base salaries are reviewed annually, and are adjusted from time to time to realign salaries with market levels after taking into account principally the criteria set forth above and other factors that may be applicable. Generally, the compensation committee considers Mr. Mullen's evaluation of each executive's performance and growth potential and reviews each executive's salary in relation to the Cook data for a range or benchmark for salary increases or adjustments at particular levels. Taking into account the macroeconomic environment facing the Company at the beginning of 2009, management made a number of decisions to drive efficiencies and cost savings throughout the Company, including freezing salaries for all executives. Accordingly, in 2009, and again in 2010, Mr. Mullen did not recommend, and the compensation committee did not approve, increases in base salary for any of the named executive officers except for Susan Lintonsmith, Chief Marketing Officer, who received an increase in late 2009 related to assumption of additional duties, as described above.

        Other than Mr. Mullen, our chief executive officer, none of our named executive officers has an employment agreement. In connection with a modification to Mr. Mullen's employment agreement, in January 2010, his base salary was increased for 2010 from $725,000 to $800,000 and certain other benefits were eliminated. See pages 30 and 37 for further discussion of Mr. Mullen's agreement.

        We offer to our named executive officers and certain others the option to defer all or a portion of their base salaries under the Company's Deferred Compensation Plan, discussed below.

        Annual Performance-Based Incentive (Cash Bonus).    The board of directors annually approves the Company's business plan, which includes a number of performance objectives. The purpose of the annual incentive bonus plan is to reward achievement of short-term operating goals and financial performance that incrementally support long-term, sustained creation of stockholder value. The cash bonus incentive program links both Company and individual performance to eligibility for bonus payouts. The compensation committee generally reviews and establishes the range of annual bonus opportunities for all employees in January or February of each year, based upon the approved budget and performance objectives for the Company. Each of our executives, including the named executive officers, is eligible to receive a cash bonus based on achievement of certain performance objectives. The performance objectives are: (1) achievement by the Company of a sliding scale of minimum, target and maximum defined EBITDA objectives and (2) attainment of individual performance goals set each year. For our executives for 2010, the bonus opportunity is weighted primarily more toward achievement of the Company's performance objectives (90%), and less toward the executive's personal goals (10%).

        The EBITDA measure was selected because we believe it is a generally accurate view of the operating results for our restaurants without reflecting the impact of decisions related to our growth, non-operating factors and other matters. The EBITDA objectives and potential bonus percentages are formulated by management and submitted annually to the compensation committee for review and approval. While the EBITDA objectives are not modified once established, the compensation committee may adjust EBITDA results for non-cash, non-recurring or unusual items in the committee's discretion. In addition, the compensation committee may grant special bonuses on an individual or group basis in recognition of extraordinary achievements or to address other special situations, and may also reduce bonus amounts if pre-established personal goals are not met. The compensation committee generally reviews and establishes the range of annual bonus opportunities for executive officers in January or February of each year, based upon the approved budget and performance objectives for the Company. Awards for the named executive officers are approved by the compensation committee based in part on the recommendation of the chief executive officer. Mr. Mullen's annual incentive bonus is approved solely by the compensation committee. EBITDA-based bonuses are paid pursuant to the Company's Amended and Restated 2007 Performance Incentive Plan (the 2007 Plan). Receipt of the bonus awards may also be deferred under our Deferred Compensation Plan.

        2009 Bonuses.    For 2009, the board approved performance objectives for the executive officers that were focused on achievement of certain levels of EBITDA set at thresholds that would indicate varying degrees of operational and financial success, as well as establishing corporate-level objectives, primarily growth and profitability, that provided the direction for the executive's personal goals. These corporate-level objectives were focused on increases in guest count, revenue, performance of new restaurants, and continuing to build a scalable infrastructure for the future. Payout of executive individual cash bonus opportunities is bifurcated based on achievement by the Company of the EBITDA objectives and on achievement by the individual executive of such executive's personal goals. Each named executive (other than Mr. Mullen, whose eligibility is described below) was eligible to receive up to 50% of such executive's target bonus for achievement of personal goals. The rationale for using a 50/50 mix of individual objectives and corporate EBITDA in 2009 was to recognize that improving the Company's financial results would require both profitable operations (EBITDA) and attainment of non-financial performance (pre-established personal goals) that would be critical to creating shareholder value. The board of directors reviews the performance of the Company and the performance of the executives against their goals to determine whether to approve bonus payouts.

        For 2009, our target level EBITDA objective was approximately $104.5 million before giving effect to bonus payments. The range of EBITDA objectives was approximately 95% below target for the minimum threshold level, and approximately 105% above target for the maximum level. Our actual EBITDA for 2009 fell below the minimum threshold level. Consequently, no EBITDA-based bonuses were paid to any of the named executive officers in fiscal year 2009, or to any of the Company's otherwise eligible employees, including certain other executives, regional management, and non-restaurant personnel.

        In fiscal 2009, the Company did achieve several operational and profitability objectives. Each named executive's 2009 personal goals shared one or more common components in alignment with these Company objectives, and accordingly each named executive officer earned a bonus payout on achievement of certain of these goals. Many of these objectives continued the Company's focus, begun in prior years, on initiatives designed to provide long-term improvement in the Company's operations, including improving new restaurant operations, reducing pre- and post-opening costs, controlling labor costs, implementing guest satisfaction strategies, reducing restaurant development costs, and improving financial strength, among others. For 2009, the named executive officers were awarded bonuses for satisfaction of these objectives in the amounts reflected in the Summary Compensation Table. The 2009 achievements included, among other things:

  •
  Opened 15 new company-owned restaurants funded by our operating cash flow;

  •
  Achieved increases for new restaurants in restaurant-level performance metrics utilized by the Company;

  •
  Instituted on-going tracking of guest satisfaction survey; achieved guest overall satisfaction ratings above the industry benchmark (70% vs. 51%);

  •
  Expanded third-party gift card sales by more than 28% to sales of $4.9 million;

  •
  Paid down debt from free cash flow from the 2008 fiscal year end balance of $222.6 million to $191.3 at fiscal 2009 year end;

  •
  Reduced investment in new restaurants from $2.45 million per restaurant in 2006 to $2.1 million per restaurant in 2009; and

  •
  Successfully implemented a project to streamline or reduce the number of products in restaurant inventories required to produce our menu items.

        Under the employment agreement with Mr. Mullen, he was eligible to receive a cash bonus of 50% of his base salary for each of the years ended December 31, 2009, 2010, 2011 and 2012 upon achievement of earnings per share of at least $0.50 for the 2009 fiscal year. Mr. Mullen received the bonus payout for 2009 based on the Company's earnings of $1.14 per share for 2009, but as further described below, at the request of the compensation committee, Mr. Mullen agreed to waive this bonus eligibility for 2010, 2011 and 2012. His bonus eligibility in 2010 will be based solely on his participation in the Company's annual bonus incentive program.

        The table below illustrates the range of 2009 bonus eligibility had the EBITDA targets been achieved in addition to the named executive officer's personal goals. Achievement of personal goals alone triggered eligibility for a maximum bonus payout up to the percentage of the executive's salary set forth under the "Personal Goals" column, which represents 50% of the bonus achievable with the Target-level EBITDA-based bonus. The payouts are reported in the Summary Compensation Table.

        The percentages set forth below are percentages of the applicable named executive's salary:

			EBITDA-Based Bonus
	2009 Annual Base Salary						Personal Goals Bonus	Minimum Guaranteed Bonus
Named Executive Officer			Min/Min	Minimum	Target	Maximum
D. Mullen	725,000		0%	27.5%	45.0%	67.5%	45.0%	$362,500	(1)
K. Scherping	285,000		0%	17.5%	35.0%	52.5%	35.0%	N/A
E. Houseman	400,000		0%	20.0%	40.0%	60.0%	40.0%	N/A
T. Brighton	295,000		0%	17.5%	35.0%	52.5%	35.0%	N/A
S. Lintonsmith	285,000	(2)	0%	17.5%	35.0%	52.5%	35.0%	N/A

(1)
As in effect at the end of 2009, Mr. Mullen's employment agreement provided that he was entitled to an annual incentive bonus for each of the fiscal years 2009 through 2012 of not less than fifty percent (50%) of his annual base salary for the applicable fiscal year, as long as certain performance metrics were achieved for the year ended December 31, 2009. Although such metrics were satisfied for the year ended December 31, 2009, at the compensation committee's request, Mr. Mullen agreed to waive this bonus amount for 2010, 2011 and 2012. Accordingly, Mr. Mullen's employment agreement was amended in January 2010 to provide that Mr. Mullen's bonus eligibility in 2010, 2011 and 2012 will be based solely on his participation in the Company's annual incentive program upon the same terms as other officers.

(2)
Ms. Lintonsmith received a salary increase to $315,000 in August 2009.

        2010 Bonus Targets.    For fiscal 2010, the Company considered several factors when revising the 2010 bonus structure, including the Company's performance, Cook's compensation report, legislative and regulatory proposals and shareholder feedback. As the Company's 2010 focus is directed to growing revenue and guest counts, the Company concluded that there was a need for a greater focus on objective, Company performance-based incentive compensation for the Company's executives. As a result, the compensation committee approved not only a cash bonus incentive program that weighs more heavily toward achievement of Company targets, but also approved performance-based equity grants based on total shareholder return.

        For 2010, the Company's performance focus will be more heavily weighted toward activities designed to develop sustainable increases in sales and guest counts. Accordingly, the compensation committee approved a cash bonus incentive program that weighs more heavily toward achievement of Company goals, with 90% of the bonus dependent on achievement of Company EBITDA targets. The remaining 10% is based on achievement of personal goals. Personal goals are aligned with achieving Company revenue, guest count target and other growth objectives.

        The table below illustrates bonus eligibility based on potential 2010 results for both the EBITDA-based bonus and the personal goals bonus. Achievement of personal goals will trigger eligibility for a bonus payout up to 10% of the target level bonus for the named executive officers, in addition to any

EBITDA-based bonus that may be earned. The percentages set forth below are percentages of the applicable named executive's salary:

		EBITDA-Based Bonus
	2010 Annual Base Salary				Personal Goals Bonus
Named Executive Officer		Minimum	Target	Maximum
D. Mullen	800,000	45.0%	90.0%	135.0%	10.0%
K. Scherping	285,000	31.5%	63.0%	94.5%	7.0%
E. Houseman	400,000	36.0%	72.0%	108.0%	8.0%
T. Brighton	295,000	31.5%	63.0%	94.5%	7.0%
S. Lintonsmith	315,000	31.5%	63.0%	94.5%	7.0%

(1)
No EBITDA-based bonus is payable if EBITDA falls below the Minimum threshold.

Long-Term Incentive Program

        We believe that equity-based compensation is a significant component of executive compensation that aligns executives with long-term improvement in the Company's performance and stockholder interests. In 2009, we granted to the named executive officers roughly 50% of the long-term award value in restricted stock units and 50% in options. The Company chose this weighting to align executives with stockholders by supporting growth, employment retention, and growing stockholder value. The Company's view for 2009 was that option grants provide a performance-based reward because they are only valuable if the stock price increases after grant. In addition, the Company views restricted stock units as aligning executives with stockholders if the price goes up or down, while supporting employment retention. Restricted stock units are also viewed as creating less dilution overhang than options. Aside from the ownership guideline described below, the Company does not have a policy requiring vested RSU shares, vested options, or shares acquired following option exercise to be retained by the named executive officers.

        Awards of non-qualified stock options are generally granted in February, three business days following the release of our annual earnings results, so that the market has a chance to incorporate all of the disclosed performance data into the stock price. The grant price is the market price of a share of the Company's common stock at the close of market on the date of grant. The compensation committee determines the annual grants for the executive officers, including the named executive officers, pursuant to market data and with respect to comparisons to Peer Restaurant compensation practices. The 2009 annual grants were generally consistent with the market-cap size-adjusted median for the Peer Restaurants at the time of grant when combined with the restricted stock unit awards discussed below.

        Together with options, we use restricted stock and restricted stock units as additional components of our equity incentive plan. The compensation committee believes that a mix of restricted stock and/or restricted stock units and options provides an element of guaranteed equity ownership but also maintains an element of performance risk for executives, as the value of the restricted stock and restricted stock unit grants is tied to stock price performance.

        2010 Equity Grants.    Consistent with the Company's philosophy of incenting long-term Company performance, in February 2010, the Company made its annual equity grants to our named executive officers, in the form of time-based and performance-based restricted stock units granted under the 2007 Plan. The purpose of this change from 2009 was to increase the performance orientation of the program and ensure that more than 50% of named executive officer equity awards were performance based, which the Company believes is best practice. The named executive officers were granted the following awards:

Named Executive Officer	Performance- based Restricted Stock Units	Time-based Restricted Stock Units
D. Mullen	13,900	—
K. Scherping	3,300	2,700
E. Houseman	6,700	5,300
T. Brighton	3,300	2,700
S. Lintonsmith	3,300	2,700

        The time-based restricted stock units vest in four equal installments on each of the first four anniversaries of the date of grant so long as the executive is employed or otherwise providing services to the Company on each vesting date. The performance-based restricted stock units are based on the Company's relative Total Shareholder Return ranking versus a defined group of 42 similarly-sized restaurant chains over a three-year performance period ("TSR RSU"). The reason for this design was to objectively align executive officers' equity incentive rewards with long-term shareholder returns. The total shareholder return measure ensures that participants are compensated when the return to our stockholders exceeds that of these peer group companies, since a simple stock price growth measure may reward increases in the Company's stock price due to improvements in general economic conditions that are experienced by all companies in the peer group. No awards vest until the performance period is complete (excluding exceptions related to death, disability and change-in-control), and the number of shares that vest under all termination scenarios is related to actual relative TSR performance versus the comparison set. The number of TSR RSUs earned on the last day of the three-year performance period will be determined as follows:

3-year TSR vs. Peer Group	% Target Shares Earned
≤25th Percentile	0%
37.5 Percentile	50%
50th Percentile	100%
60th Percentile	140%
70th Percentile	180%
75th Percentile	200%
≥90th Percentile	225%

        Stock Ownership Guidelines.    In March 2009, the compensation committee approved stock ownership guidelines for executive officers and directors (see page 45 for the ownership guidelines for directors). The compensation committee utilized the services of Cook to review the competitive landscape for executive and director ownership guidelines and provide suggested structures. The compensation committee believes that executive ownership requirements increase alignment with stockholders on long-term ownership risk. For executives, the guidelines require holding a definitive dollar amount of stock based on the value of the stock at the date of acquisition, during the term of the executive's employment. The value is based broadly on a multiple of salary for each executive officer, scaled upward to account for assumed salary increases over time. The executive officers have five years to achieve the guidelines. The ownership values, based on 2009 salaries, are approximately four times Mr. Mullen's salary, approximately two times Mr. Houseman's salary and approximately 1.5 times salary for the remaining executive officers, whose guidelines are the same, given that historically other equity grants have been equal among them. The following table illustrates the ownership guidelines and the acquisition value of the named executive officers' holdings as of March 31, 2010:

Named Executive Officer	Ownership Guideline(1)	Value
D. Mullen	$3,000,000	$6,533,005
K. Scherping	$450,000	$439,286
E. Houseman	$800,000	$691,332
T. Brighton	$450,000	$431,974
S. Lintonsmith	$450,000	$295,426

(1)
To be achieved by March 2014.

Stock Option Tender Offer

        In February 2009, we completed an offer to purchase certain outstanding options exercisable for shares of our common stock held by certain eligible employees, including the named executive officers, which had initially been approved by the board of directors in 2008. The eligible options were those outstanding as of January 13, 2009, that were granted under certain of our incentive plans, with an exercise price equal to or greater than $32.00 per share. Pursuant to the offer, the Company accepted elections by eligible employees to tender 1,576,306 options, representing 96.32% of the options that were eligible to be tendered in the offer. 484,800 of the eligible options accepted for tender in the offer were originally issued under the 2007 Plan and will be available for future issuance under such plan. The Company paid an aggregate of $3,497,696 to acquire options that were held by the eligible employees participating in the offer. The named executive officers received aggregate net proceeds of $663,052, a significant portion of which, $570,069, was used by such officers to acquire shares of the Company's common stock.

Named Executive Officer	Proceeds Used for Share Acquisition(1)
D. Mullen	$251,226
K. Scherping	$84,345
E. Houseman	$133,143
T. Brighton	$66,580
S. Lintonsmith	$34,775

(1)
The amount of $570,069 does not total the aggregate net proceeds because a portion of the net proceeds were used by certain of the named executive officers to pay taxes, commissions or other costs associated with the acquisition of the shares.

        When considering the tender offer in 2008, the board of directors concluded, after a comprehensive review of our current compensation program and the impact of the decline in our common stock price on our incentive awards, that the tender offer was consistent with restoring the incentive value of our long-term performance award programs to all employees who receive equity incentives. The sharp decline in the market price of our common stock from the beginning of 2008 through the tender offer significantly eroded the value of a substantial number of outstanding options held by our employees, as the exercise price of those options far exceeded the market price of our common stock. Unfortunately, that decline in our stock price substantially eliminated the incentive and retention value of the options granted to our employees, including our key members of management. Moreover, the board of directors also did not believe that the market price for our stock reflected accurately the achievements of management over the past few years when the options were issued, as reflected in metrics other than stock price, for example, in our growth in revenue, restaurant units and earnings. Future compensation expense associated with the unvested options that were tendered has been eliminated. Further, the cancellation of the outstanding options reduced market overhang to stockholders, thereby reducing potential dilution.

        The Company received criticism from certain of its stockholders for completing the tender offer without stockholder approval. Accordingly, in February 2010 and in consideration together with other corporate governance actions, the Company adopted an amendment to our Amended and Restated 2007 Performance Incentive Plan to prohibit any similar future activity with respect to options under the Plan that may be considered repricing without stockholder approval. This amendment includes a prohibition against the cancellation of any option in exchange for cash, restricted stock or any other award.

Changes to CEO Compensation

        On January 11, 2010, the Company entered into a letter agreement with our chief executive officer, Dennis B. Mullen (the Amendment), which modified certain provisions of Mr. Mullen's Second Amended and Restated Employment Agreement dated March 10, 2008, as previously amended August 15, 2008 (the Existing Agreement). The compensation committee undertook a review of the Existing Agreement in connection with its annual review of executive compensation that commenced in October 2009.

        Under the Existing Agreement, Mr. Mullen was eligible to receive a cash bonus for each of the years ended December 31, 2009, 2010, 2011 and 2012 of not less than fifty-percent (50%) of his annual base salary if certain performance metrics determined by the compensation committee for the year ended December 31, 2009 were met. Although the metrics were satisfied for the year ended December 31, 2009, at the request of the compensation committee, Mr. Mullen agreed to waive this bonus amount for 2010, 2011 and 2012. The Amendment provides that Mr. Mullen's bonus eligibility in 2010, 2011 and 2012 will be based solely on his participation in the Company's annual incentive plan. In connection with the Amendment, the compensation committee determined that Mr. Mullen's 2010 annual incentive bonus target will be 100% of his base salary, increased from 90% in 2009.

        The Amendment increased Mr. Mullen's annual base salary from $725,000 to $800,000 for 2010. In addition, the Amendment terminated Mr. Mullen's right to be paid or reimbursed for personal travel expenses incurred by Mr. Mullen in commuting between Arizona and Colorado, as well as the tax gross-up related to such payments. The Amendment also deleted the 280G tax gross-up provision set forth in the Existing Agreement, so that in the event that Mr. Mullen would be required to pay any excise tax imposed by Internal Revenue Code Section 4999, the Company no longer has an obligation to pay Mr. Mullen such amounts. The Amendment replaced the tax gross-up provision with a cutback provision, so that compensation payable to Mr. Mullen that would otherwise trigger the excise tax imposed by Internal Revenue Code Section 4999 may be reduced up to a defined amount so as not to trigger such tax.

Change in Control Arrangements

        During its review of the executive compensation program in 2008, the compensation committee discussed the business environment in the restaurant industry, noting a trend to consolidation or acquisition of restaurants in going private transactions. The compensation committee's philosophy in considering change of control agreements was its belief that the best interests of the Company are supported when management can continue to perform and consider business combination transactions without distraction of personal employment considerations. Cook, our compensation adviser, evaluated other compensation arrangements and indicated that almost all of the Peer Restaurants include change in control agreements as part of their executive compensation. The compensation committee also believed it served the best interest of the Company to consider and evaluate implementing these arrangements outside of any pending transactions. Accordingly, in 2008, the Company entered into change in control agreements with each of the named executive officers (other than Mr. Mullen whose employment agreement includes change in control provisions). See the description of Mr. Mullen's Employment Agreement and the Change in Control Agreements.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code under the Omnibus Budget Reconciliation Act of 1993 limits the deductibility for tax purposes of compensation over $1 million paid by a company to an executive officer. The policy of the compensation committee is to establish and maintain a compensation program that maximizes the creation of long-term stockholder value. The compensation committee attempts to generally structure most compensation approaches to ensure deductibility. The compensation committee, however, reserves the right to adopt programs giving consideration to factors other than deductibility where the compensation committee believes stockholder interests are best served by retaining flexibility. In such cases, the compensation committee may consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its compensation objectives.

        As discussed above, performance bonuses are generally paid under the 2007 Plan and thus, are intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. Accordingly, such amounts are deductible by the Company even if in excess of the $1 million statutory limit. Certain of our annual equity awards to our executives are not performance-based. Consequently, a portion of that compensation may not be deductible in future years if such executive's aggregate compensation is in excess of statutory limits.

Compensation Committee Report

        The following Report of the compensation committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Act of 1934, except to the extent the Company specifically incorporates this Report.

        The compensation committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company's management. Based on the review and discussions, the compensation committee recommended to the Company's board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Pattye L. Moore, Chair
Lloyd L. Hill*
James T. Rothe
Gary J. Singer

*
Mr. Hill joined the compensation committee in March 2010.

2009 Executive Compensation Tables

Summary Compensation Table

        The following table sets forth summary information concerning compensation awarded to, earned by, or accrued for services rendered to the Company in all capacities by our principal executive officer, principal financial officer, and each of our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2009 (collectively, the named executive officers), for fiscal years 2007 through 2009:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Dennis B. Mullen,	2009	725,000	—	111,975	126,218	362,500	543,415	1,869,108
Chief Executive Officer	2008	725,000	—	1,693,313	248,843	—	270,849	2,938,005
	2007	675,000	172,751	4,029,220	569,057	779,335	245,900	6,471,263
Katherine L. Scherping,	2009	285,000	—	44,790	50,487	99,750	139,051	619,078
Senior Vice President and Chief	2008	285,000	—	89,725	99,538	—	11,550	485,813
Financial Officer	2007	235,000	46,778	—	284,527	211,030	11,587	788,922
Eric C. Houseman,	2009	400,000	—	89,580	100,974	160,000	257,977	1,008,531
President and Chief Operating	2008	400,000	—	179,450	199,075	—	14,292	792,817
Officer	2007	325,000	73,935	—	341,435	333,543	13,230	1,087,143
Todd Brighton,	2009	295,000	—	44,790	50,487	103,250	157,232	650,759
Senior Vice President and Chief	2008	295,000	—	89,725	99,538	—	14,710	498,973
Development Officer	2007	265,000	52,750	—	170,716	237,970	13,848	740,284
Susan Lintonsmith,	2009	295,385	—	44,790	50,487	103,587	73,756	568,005
Senior Vice President and Chief	2008	285,000	—	89,725	99,538	—	13,565	487,828
Marketing Officer	2007	188,558	—	—	181,457	228,589	79,060	677,664

(1)
Salary amounts represent base salary and payment for vacation, holidays and sick days. Amounts shown are not reduced to reflect the named executive officers' elections, if any, to defer receipt of salary into the Deferred Compensation Plan.

(2)
Amounts reported in this column for 2007 represent a special bonus paid to the named executive officers in connection with the acquisition of 17 franchise restaurants from a franchisee in 2007. Other amounts considered to be bonus awards were paid to the named executive officers pursuant to the 2004 Plan or 2007 Plan and are reported in the "Non-Equity Incentive Plan Compensation" column.

(3)
Amounts under Stock Awards represent the aggregate grant date fair value of such awards computed in accordance with the authoritative accounting guidance for accounting for stock compensation for fiscal years 2009, 2008 and 2007. See "Outstanding Equity Awards at 2009 Fiscal Year-End" below for a listing of restricted stock awards outstanding for each officer as of December 27, 2009.

(4)
Amounts under Option Awards represent the aggregate grant date fair value of such awards computed in accordance with the authoritative accounting guidance for accounting for stock compensation for fiscal years 2009, 2008 and 2007. See Note 16 to our financial statements included in our annual reports on Form 10-K for the fiscal years ended December 27, 2009, December 28, 2008 and December 30, 2007, for descriptions of the methodologies and assumptions we used to value option awards.

(5)
The amount shown for each named executive officer in the "Non-Equity Incentive Plan Compensation" column for 2007 is attributable to a bonus award under the 2004 Plan earned in fiscal year 2007, but paid in 2008. No bonuses were earned by any named executive officer for fiscal year 2008. The amount shown for each named executive officer in the "Non-Equity Incentive Plan Compensation" column for 2009 is attributable to a bonus award under the 2007 Plan earned in fiscal year 2009, but paid in 2010.

(6)
Amounts in the "All Other Compensation" column consist of the following payments we paid to or on behalf of the named executive officers.

Name	Year	Car Allowance ($)(a)	Meal Discounts ($)(b)	Life Insurance/ LT Disability Premium Payments ($)(c)	Commuting & Other Expenses ($)		Housing ($)		Tax Gross Up for Certain Payments ($)		Tender Offer stock earnings ($)(i)	Total ($)
Dennis B. Mullen,	2009	12,461	1,349	10,287	106,768	(d)	—		75,710	(f)	412,550	543,415
Chief Executive Officer	2008	12,000	299	10,200	145,310	(d)	—		103,040	(f)		270,849
	2007	12,000	497	4,874	119,886	(d)	10,415	(e)	103,102	(f)		250,774
Katherine L. Scherping,	2009	10,592	1,236	423	—		—		—		126,800	139,051
Senior Vice President and	2008	10,200	937	413	—		—		—			11,550
Chief Financial Officer	2007	10,015	1,572	331	—		—		—			11,918
Eric C. Houseman,	2009	10,592	3,783	2,252	—		—		—		241,350	257,977
President and Chief	2008	10,200	2,235	1,857	—		—		—			14,292
Operating Officer	2007	10,200	1,583	1,743	—		—		—			13,526
Todd Brighton,	2009	10,592	1,782	2,508	—		—		—		142,350	157,232
Senior Vice President and	2008	10,200	1,626	2,884	—		—		—			14,710
Chief Development Officer	2007	10,200	1,431	2,603	—		—		—			14,234
Susan Lintonsmith,	2009	10,592	3,420	444	—		—		—		59,300	73,756
Senior Vice President and	2008	10,200	3,086	279	—		—		—			13,565
Chief Marketing Officer	2007	6,935	1,662	149	45,000	(g)	—		25,314	(h)		79,060

(a)
All executives and certain other employees receive monthly car allowances.

(b)
Meal discounts are provided to executives and valued based on approximately 59% of the cost of the meal, which represents the average cost of goods and labor. The amount reflects actual usage (whether for business or personal use) by the named executive officers.

(c)
Long term disability insurance and life insurance is provided to certain executives and paid by the Company. The value represents the premiums paid by the Company on behalf of the named executive officer.

(d)
Mr. Mullen, chief executive officer, commuted to his home in Arizona from the Company's headquarters in Denver, Colorado in each of the years represented. Pursuant to his employment agreement with the Company, the Company agreed to pay or reimburse Mr. Mullen for travel expenses he incurs commuting between Arizona and the Company's headquarters. However, Mr. Mullen's employment agreement was amended on January 11, 2010, to eliminate, among other things, reimbursement for Mr. Mullen's commuting expenses on a going forward basis. For 2007, the specified amount also includes $7,195 in attorney's fees for negotiation of Mr. Mullen's amended and restated employment agreement.

(e)
Pursuant to Mr. Mullen's agreement, until April 2007, the Company provided Mr. Mullen with use of a furnished apartment in Denver and reimbursed him for certain utility expenses. These expenses for 2007 were $10,415 which included $9,800 for rent at the rate of $4,900 per month and approximately $614 in utilities and other miscellaneous expenses.

(f)
Amounts represent tax gross ups for taxes on commuting and relocation/housing compensation paid to Mr. Mullen identified in the commuting expenses and housing columns. This benefit was eliminated in January 2010 in the amendment to Mr. Mullen's employment agreement.

(g)
This amount represents relocation expenses paid to Ms. Lintonsmith when she joined the Company.

(h)
Amounts represent tax gross ups for taxes paid to Ms. Lintonsmith in connection with a signing bonus she received in 2007.

(i)
Amounts represent net proceeds received by each executive in connection with the cash tender offer for stock options consummated in February 2009.

Grants of Plan-Based Awards

        The following table provides additional information about stock option awards and equity and targeted non-equity incentive plan awards granted to our named executive officers during fiscal 2009:

						All Other Stock Awards: Number of Shares Underlying Stock (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Personal Goals ($)	Threshold ($)(5)	Target ($)	Max ($)
Dennis B. Mullen,	2/24/2009	362,500	163,125	326,250	489,375
Chief Executive Officer	2/24/2009						20,000	14.93	126,218
	2/24/2009					7,500			111,975
Katherine L. Scherping,	2/24/2009	99,750	49,875	99,750	149,625
Senior Vice President and	2/24/2009						8,000	14.93	50,487
Chief Financial Officer	2/24/2009					3,000			44,790
Eric C. Houseman,	2/24/2009	160,000	80,000	160,000	240,000
President and Chief	2/24/2009						16,000	14.93	100,974
Operating Officer	2/24/2009					6,000			89,580
Todd Brighton,	2/24/2009	103,250	51,625	103,250	154,875
Senior Vice President and	2/24/2009						8,000	14.93	50,487
Chief Development Officer	2/24/2009					3,000			44,790
Susan Lintonsmith,	2/24/2009	103,587	51,625	103,250	154,875
Senior Vice President and	2/24/2009						8,000	14.93	50,487
Chief Marketing Officer	2/24/2009					3,000			44,790

(1)
Amounts under "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" reflect potential bonus payouts that depended on satisfaction of Company EBIDTA targets and personal goals in fiscal 2009. Under his employment agreement, Mr. Mullen received a guaranteed bonus in the amount of $362,500 based on satisfaction of performance objectives. However, Mr. Mullen waived his right to receive this bonus in the future for 2010, 2011 and 2012 in the January 2010 amendment to his employment agreement. In February 2010, the compensation committee granted the named executive officers cash bonus awards under the 2007 Plan for achievement of personal goals in 2009, as reflected in the Summary Compensation Table above. The factors considered by the compensation committee in determining whether each of the executives achieved their personal goals are discussed above in "Compensation Discussion and Analysis—Annual Performance-Based Incentive (Cash Bonus)". No payouts were made for EBITDA performance because the Company did not meet its EBITDA targets. The February 24, 2009 data in column 1 reflects the equity award grant date.

(2)
The restricted stock granted on February 24, 2009 was issued pursuant to the 2007 Plan and vests 25% on each anniversary date of issuance over a four-year period.

(3)
Options issued on February 24, 2009 were granted pursuant to the 2007 Plan, and vest 25% on the first anniversary date of issuance and the balance vest pro-rata on a monthly basis over the following 36-month period. Options are exercisable for ten years from the date of issuance, subject to continuing employment or service with the Company as defined in the 2007 Plan, and certain other conditions.

(4)
See Note 16 to our financial statements included in our annual report on Form 10-K for the fiscal year ended December 27, 2009 for descriptions of the methodologies and assumptions we use to value option awards pursuant to the authoritative guidance for accounting stock compensation.

(5)
We also utilized a Minimum/Minimum (Min/Min) target, so that in the event actual EBITDA exceeded the Min/Min target and was less than the Minimum (Threshold) target, the amount of bonus to which the executive was entitled would have been adjusted on a pro rata basis between the Min/Min and the Minimum (Threshold) amount set forth above.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)
						Stock Awards
			Option Exercise Price ($)
				Option Expiration Date		Not Vested		Market Value ($)
Name	Exercisable	Unexercisable
Dennis B. Mullen,	—	20,000	14.93	2/24/19	(1)	50,000	(5)	920,000	(9)
Chief Executive Officer						4,688	(6)	86,259	(9)
						50,000	(7)	920,000	(9)
						7,500	(8)	138,000	(9)
Katherine L. Scherping,	—	8,000	14.93	2/24/19	(1)	1,875	(6)	34,500	(9)
Senior Vice President and						3,000	(8)	55,200	(9)
Chief Financial Officer
Eric C. Houseman,	12,000	—	14.98	1/29/13	(2)	3,750	(6)	69,000	(9)
President and Chief Operating	9,000	—	26.81	1/28/14	(3)	6,000	(8)	110,400	(9)
Officer	3,000	—	27.20	6/02/14	(4)
	—	16,000	14.93	2/24/19	(1)
Todd Brighton,	12,000	—	14.98	1/29/13	(2)	1,875	(6)	34,500	(9)
Senior Vice President and	9,000	—	26.81	1/28/14	(3)	3,000	(8)	55,200	(9)
Chief Development Officer	3,000	—	27.20	6/02/14	(4)
	—	8,000	14.93	2/24/19	(1)
Susan Lintonsmith,	—	8,000	14.93	2/24/19	(1)	1,875	(6)	34,500	(9)
Senior Vice President and						3,000	(8)	55,200	(9)
Chief Marketing Officer

(1)
These options vest 25% on the first anniversary date of issuance with the balance vesting pro rata on a monthly basis over the following 36-month period and in full on February 24, 2013.

(2)
These options vested fully on January 29, 2007.

(3)
These options vested fully on January 28, 2008.

(4)
These options vested fully on June 2, 2008.

(5)
Award of shares of restricted common stock granted on April 17, 2007 vest in equal amounts on December 31, 2008, December 31, 2009 and December 31, 2010, subject to potential accelerated vesting as described below under—"Potential Payments upon Termination or Change in Control".

(6)
Awards of shares of restricted common stock granted on February 26, 2008 that vest 25% on each anniversary date of issuance and in full on February 26, 2012.

(7)
Award of shares of restricted common stock granted on August 15, 2008 that vest in equal amounts on December 31, 2011 and December 31, 2012 pursuant to the terms of the Restricted Stock Grant Agreement dated August 15, 2008.

(8)
Awards of shares of restricted common stock granted on February 24, 2009 that vest 25% on each anniversary date of issuance and in full on February 24, 2013.

(9)
Based on the closing price of our common stock on December 24, 2009 of $18.40 per share.

Options Exercises and Stock Vested

        The following table contains information with respect to the named executive officers concerning option exercises and vesting of restricted stock during fiscal year 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dennis B. Mullen,	—	—	26,562	$442,368
Chief Executive Officer
Katherine L. Scherping,	—	—	625	$8,650
Senior Vice President and Chief Financial Officer
Eric C. Houseman,	6,621	$37,475	1,250	$17,300
President and Chief Operating Officer
Todd Brighton,	25,862	$223,990	625	$8,650
Senior Vice President and Chief Development Officer
Susan Lintonsmith,	—	—	625	$8,650
Senior Vice President and Chief Marketing Officer

Nonqualified Deferred Compensation

        The following table shows information about the amount of contributions, earnings and balances for each named executive officer under the Company's Nonqualified Deferred Compensation Plan as of December 27, 2009.

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Dennis B. Mullen,	—		—	—	—	—
Chief Executive Officer
Katherine L. Scherping,	—		—	44,464	—	167,864
Senior Vice President and Chief
Financial Officer
Eric C. Houseman,	—		—	70,098	—	266,420
President and Chief Operating Officer
Todd Brighton,	—		—	—	—	—
Senior Vice President and Chief
Development Officer
Susan Lintonsmith,	44,112	(2)	—	19,420	—	94,782
Senior Vice President and Chief
Marketing Officer

(1)
The Company does not make any contributions to the Nonqualified Deferred Compensation Plan. None of the amounts presented above as "Aggregate Earnings" are reported as compensation for the 2009 fiscal year in the Summary Compensation Table above.

(2)
All of this amount was reported in the Summary Compensation Table above under the heading "Salary" for 2009.

(3)
All amounts reported in the aggregate balance at last fiscal year end under this column were previously reported as compensation to the named executive officers in our Summary Compensation Tables for previous years except for any earnings on deferred amounts.

        Company executives who are generally considered "highly compensated" pursuant to Internal Revenue Code Section 414(q) are not permitted to participate in the Company's 401(k) program. To permit these executives to save for retirement, the Company has established the Red Robin Gourmet Burgers, Inc. Deferred Compensation Plan. The plan permits eligible executives to defer into a hypothetical "account," on a pre-tax basis, up to 75% of the participant's annual salary and generally up to 100% of the executive's performance-based bonus. A participant's account under the plan only reflects salary and bonus deferrals, and the Company does not provide any matching credits or other contributions. At the end of fiscal year 2009, there were 18 participants and 81 employees eligible to participate.

        Accounts are credited with earnings and losses based on hypothetical investments selected by the executive from an array of investment options available under the plan which may change from time to time. As of December 27, 2009, the hypothetical investment options included domestic and international equity, income, short-term investment and blended funds. Participants can change their investment elections monthly by contacting the plan administrator.

        When participants elect to defer amounts into the plan, they also select when the amounts ultimately will be distributed. Participants can elect to have deferrals for a particular year paid in a future year if the participant is still employed at that time. Such in-service distributions are made in the form of a lump sum or, if the participant's deferrals for the year are at least $25,000, the participant can elect to receive payment in up to 5 annual installments. Otherwise, payment of a participant's account is made in the February following the participant's termination of employment in the form of a lump sum or in 5, 10, or 15 annual installments if the participant so elected at the time of deferral and if the participant's total account balance is at least $50,000.

        A participant can elect to change a prior distribution election to further delay distribution provided that such new election must be provided at least 12 months before the date the previously scheduled distribution would have occurred and provided that the new distribution date is at least 5 years from the originally scheduled distribution date. A participant may obtain a withdrawal prior to the date otherwise scheduled or elected by the participant if the participant incurs an "unforeseeable emergency" (generally including illness, casualty losses, etc.).

        With respect to deferrals after 2004, the plan is intended to comply with the requirements of section 409A of the Internal Revenue Code, which was enacted as part of the American Jobs Creation Act of 2004. The plan is considered to be "non-qualified" plans for federal tax purposes, meaning that the arrangements are deemed to be unfunded and an executive's interest in the plan is no greater than that of an unsecured general creditor of the Company.

Employment and Other Agreements

        Dennis B. Mullen.    The Company entered into an amended and restated employment agreement with Mr. Mullen, our chief executive officer, effective March 10, 2008, as amended by letter agreement on August 15, 2008, and further amended on January 11, 2010. The employment agreement provides for an employment term that expires on December 31, 2012, subject to earlier termination. Mr. Mullen's employment agreement provides certain other benefits, including a $1,000 per month car allowance and the right to participate in all savings, retirement, medical, welfare and insurance plans and programs to the same extent as other senior executive employees of the Company. In addition, Mr. Mullen is eligible to participate in the Company's annual incentive compensation plan.

        Prior to the 2010 amendment, Mr. Mullen was eligible to receive a cash bonus for each of the years ended December 31, 2009, 2010, 2011 and 2012 of not less than fifty-percent (50%) of his annual base salary if performance metrics for the year ended December 31, 2009 were met. Although such metrics were satisfied for the year ended December 31, 2009, at the request of the compensation committee, Mr. Mullen agreed to waive this bonus amount for 2010, 2011 and 2012. As amended, the employment agreement now provides that Mr. Mullen's bonus eligibility in 2010, 2011 and 2012 will be based solely on his participation in the Company's annual incentive plan.

        The January 2010 amendment increased Mr. Mullen's annual base salary from $725,000 to $800,000 for 2010. In addition, the January 2010 amendment terminated Mr. Mullen's right to be paid or reimbursed for personal travel expenses incurred by Mr. Mullen in commuting between Arizona and Colorado, as well as the tax gross-up related to such payments. It also deleted the 280G tax gross-up provision set forth in the employment agreement, so that in the event that Mr. Mullen would be required to pay any excise tax imposed by Internal Revenue Code Section 4999, the Company no longer has an obligation to pay Mr. Mullen such amounts. The January 2010 amendment replaced the tax gross-up provision with a cutback provision, so that compensation payable to Mr. Mullen that would otherwise trigger the excise tax imposed by Internal Revenue Code Section 4999 may be reduced up to a defined amount so as not to trigger such tax.

        The employment agreement contains confidentiality, non-compete and non-interference covenants from Mr. Mullen, including a two-year covenant not to compete with the Company and its subsidiaries in the casual dining restaurant business anywhere in North America and the territories of the U.S. in the Caribbean, including Puerto Rico.

Potential Payments upon Termination or Change in Control

Potential Payments

        The following table presents the amount of compensation payable to each of our named executive officers as if the triggering termination event had occurred on the last day of our most recently completed fiscal year, December 27, 2009:

Name	Benefit(1)	Termination w/o Cause		Termination with Cause	Death		Disability		Change in Control(9)
Dennis B. Mullen,	Salary	$725,000	(2)	—	—		—		$1,450,000	(3)
Chief Executive Officer	Bonus	$362,500	(4)	—	$362,500	(9)	$362,500	(9)	$0	(5)
	Health Benefits	$2,069	(6)	—	—		—		$4,138	(7)
	Tax Gross-Up	—		—	—		—		$0	(8)
	Acceleration of Restricted Stock	$1,840,000	(10)	—	$1,840,000	(10)	$1,840,000	(10)	$2,064,259	(11)
	Acceleration of Options	—		—	—		—		$69,400	(12)
Katherine L. Scherping,	Salary	—		—	—		—		$285,000	(2)
Senior Vice President	Bonus	—		—	—		—		$0	(5)
and Chief Financial	Health Benefits	—		—	—		—		$3,056	(6)
Officer	Tax Gross-Up	—		—	—		—		—
	Acceleration of Restricted Stock	—		—	—		—		$89,700	(11)
	Acceleration of Options	—		—	—		—		$27,760	(12)
Eric C. Houseman,	Salary	—		—	—		—		$800,000	(3)
President and Chief	Bonus	—		—	—		—		$0	(5)
Operating Officer	Health Benefits	—		—	—		—		$6,112	(7)
	Tax Gross-Up	—		—	—		—		$0	(8)
	Acceleration of Restricted Stock	—		—	—		—		$179,400	(11)
	Acceleration of Options	—		—	—		—		$96,560	(12)
Todd Brighton,	Salary	—		—	—		—		$295,000	(2)
Senior Vice President	Bonus	—		—	—		—		$0	(5)
and Chief Development	Health Benefits	—		—	—		—		$3,056	(6)
Officer	Tax Gross-Up	—		—	—		—		—
	Acceleration of Restricted Stock	—		—	—		—		$89,700	(11)
	Acceleration of Options	—		—	—		—		$68,800	(12)
Susan Lintonsmith,	Salary	—		—	—		—		$315,000	(2)
Senior Vice President	Bonus	—		—	—		—		$0	(5)
and Chief Marketing	Health Benefits	—		—	—		—		—
Officer	Tax Gross-Up	—		—	—		—		—
	Acceleration of Restricted Stock	—		—	—		—		$89,700	(11)
	Acceleration of Options	—		—	—		—		$27,760	(12)

(1)
A number of our employee benefit and incentive pay plans provide for payment upon termination of employment of any participant. If terminated on December 27, 2009, each of the named executive officers would have received benefits and payments under these plans in addition to the amounts described in the table above.

(2)
Represents the total amount of continued payments for a period of twelve months following the effective date of termination based on the named executive officer's 2009 base salary.

(3)
Represents the total amount of continued payments for a period of twenty-four months following the effective date of termination based on the named executive officer's 2009 base salary.

(4)
Represents the pro rata bonus amount Mr. Mullen would have received based on his employment with the Company for the entire fiscal 2009 year.

(5)
No aggregate bonus amount is reflected here as it was determined that none of the named executive officers were eligible to receive a bonus for 2008, the most recently completed fiscal year prior to December 27, 2009.

(6)
Consists of the costs of continuing the coverage for the named executive officer and his or her spouse under the Company's existing medical, dental and prescription insurance plans for a period of twelve months following the effective date of termination.

(7)
Consists of the costs of continuing the coverage for the named executive officer and his or her spouse under the Company's existing medical, dental and prescription insurance plans for a period of twenty-four months following the effective date of termination.

(8)
Represents the amount of the gross-up payment for Internal Revenue Code Section 280G purposes based on a change in control event occurring on December 27, 2009. In January 2010 the Company amended Mr. Mullen's employment agreement, including deletion of the 280G tax gross-up provision. In the future, Mr. Mullen would be required to pay any excise tax imposed by Internal Revenue Code Section 4999, and the Company no longer has an obligation to pay Mr. Mullen such amounts.

(9)
Represents the amount Mr. Mullen or his estate would have received for termination of Mr. Mullen's employment due to disability or death on December 27, 2009.

(10)
As discussed below, the change in control provisions in Mr. Mullen's amended employment agreement and the change in control agreements with the other named executive officers are double trigger provisions, and thus any payments described in the above table are required to be made only if the Company terminates the executive's employment without cause or the executive resigns with good reason, within the defined protection period following the change in control.

(11)
The values included in the table above are based on the number of restricted shares that would have vested on December 27, 2009, multiplied by the closing sales price of the Company's common stock on The NASDAQ Global Market® as of December 24, 2009, the business day immediately preceding such date ($18.40).

(12)
The change in control agreements for the named executive officers (and not including Mr. Mullen) provide that upon a termination in connection with a change in control, the executive officer has the right to require the Company to pay the difference between the fair market value of the Company's common stock on December 27, 2009 and the exercise price of the options held by the named executive officer on an aggregate basis.

Under Employment Agreements

        Dennis B. Mullen.    Mr. Mullen's amended employment agreement provides that he is entitled to payment of certain compensation upon termination of his employment. The employment agreement terminates automatically in the event of Mr. Mullen's death or upon 30 days advance written notice from the Company in the event that he becomes disabled (as defined in the employment agreement). In the event Mr. Mullen's employment terminates on account of his death or disability or as a result of the voluntary resignation of Mr. Mullen, he (or his estate) is entitled to receive his base salary and accrued vacation pay through the date of termination and any compensation previously deferred by Mr. Mullen or due pursuant to any applicable welfare or benefit plans. He or his estate is also entitled to receive under such circumstances a pro rata share of any annual incentive bonus for which he would have otherwise been eligible, determined on the basis of the number of days during which he was employed by the Company during the applicable fiscal year.

        The Company may terminate Mr. Mullen's employment at any time for "cause," which is defined in the employment agreement to include, among other things, neglect in the performance of his duties, engaging in certain acts of misconduct (including a violation of the Company's code of ethics or other policies) or failure to follow lawful directives from the board of directors. In the event Mr. Mullen's employment is terminated for cause, he is entitled to receive his base salary and accrued vacation pay through the date of termination.

        The employment agreement contains a provision permitting a termination by the Company in connection with a transition event. As defined in the agreement, a transition event is a termination of Mr. Mullen's employment as chief executive officer with the mutual approval of a majority of the board and Mr. Mullen in connection with the hiring or promotion of another person into such positions with at least 30 days advance written notice. Upon the occurrence of a transition event, Mr. Mullen is entitled to receive his base salary and accrued vacation pay through the date of termination and any compensation previously deferred by Mr. Mullen or due pursuant to any applicable welfare or benefit plans. Upon the execution of a general release of the Company, he is also entitled to receive under such circumstances a pro rata share of any annual incentive bonus for which he would have otherwise been eligible, determined on the basis of the number of days during which he was employed by the Company during the applicable fiscal year.

        The Company may also terminate Mr. Mullen's employment without cause with at least 30 days advance written notice. If, prior to December 31, 2012, the expiration of the stated term of the employment agreement, Mr. Mullen's employment is terminated for any reason other than for cause or other than in connection with a transition event, then Mr. Mullen is entitled to receive his base salary and accrued vacation pay through the date of termination. In addition, conditioned upon delivering a general release to the Company, under the amended employment agreement Mr. Mullen is also entitled to receive the following payments and benefits:

  •
  continued payment, for a period consisting of the lesser of twelve months following the effective date of termination or the remainder of the existing employment period, of his base salary as in effect immediately prior to the date of termination;

  •
  payment of the pro rata share (determined on the basis of the number of days during which he was employed by the Company during the applicable fiscal year) of any annual incentive bonus for which he would otherwise have been eligible; and

  •
  payment or reimbursement of the cost of continuing coverage for Mr. Mullen and his spouse under the Company's then existing medical, dental and prescription insurance plans for a period consisting of the lesser of twelve months following the effective date of termination or the remainder of the existing employment period.

        In addition, under Mr. Mullen's amended employment agreement, Mr. Mullen is entitled to receive severance payments in the event his employment is terminated upon the occurrence of a double trigger change in control. In such a circumstance, Mr. Mullen is entitled to receive the same payments as he would otherwise receive in the event of a termination without cause, except that he will receive an amount equal to two times his annual compensation versus an amount equal to one times his annual compensation. The protection period for such a termination is 18 months. The definition of change in control is substantially similar to the definition contained in the 2007 Plan, as discussed below, except that the amended employment agreement provides that a change in control occurs if a majority of the individuals who serve in the same class of directors cease for any reason to constitute at least a majority of that class of directors. Good reason is defined as a reduction in Mr. Mullen's compensation, relocation of the Company's headquarters to a location more than 20 miles from the existing location, or a significant reduction in the then-effective responsibilities of Mr. Mullen as chief executive officer without Mr. Mullen's prior written consent.

        In January 2010 the Company amended Mr. Mullen's employment agreement, including deletion of the 280G tax gross-up provision. In the future, Mr. Mullen would be required to pay any excise tax imposed by Internal Revenue Code Section 4999, and the Company no longer has an obligation to pay Mr. Mullen such amounts.

Change in Control Agreements

        In addition to change in control provisions included in Mr. Mullen's amended employment agreement, we entered into change in control agreements with each of the other named executive officers on March 10, 2008.

        The change in control agreements provided that if the executive resigns for good reason or is terminated by the Company other than for cause or disability or other than as a result of the executive's death during the 18-month period following a change in control, the executive is entitled to receive the following payments and benefits, except that Mr. Houseman is entitled to the payments described in the paragraph below:

  •
  continued payment, for a period consisting of twelve months following the effective date of termination, of his or her base salary as in effect immediately prior to the date of termination;

  •
  one times the annual bonus amount earned for his or her performance in the last completed calendar year prior to the change in control; and

  •
  payment or reimbursement of the cost of continuing coverage for the executive and his or her spouse under the Company's then existing medical, dental and prescription insurance plans for the twelve-month period following the effective date of termination or the remainder of the existing employment period.

        The primary differences between the change in control agreement with Mr. Houseman and the change in control agreements with the other named executive officers is that Mr. Houseman's agreement provides for a severance payment equal to two times his annual compensation as compared to one times annual compensation and payment for benefits for twenty-four months rather than twelve months. In addition, Mr. Houseman's agreement provides for a gross-up payment for Internal Revenue Code Section 280G purposes on the terms and conditions set forth in his agreement.

        The definition of change in control is substantially similar to the definition contained in the 2007 Plan, as discussed below. Good reason is defined as a reduction in the executive's compensation, relocation of the Company's headquarters to a location more than 20 miles from the existing location, a significant reduction in the then-effective responsibilities of the executive without the executive's prior written consent (for this purpose, if the Company ceases to be a publicly-traded corporation, the executive will not be deemed to have suffered such a reduction in the nature and scope of his or her responsibilities solely because of the change in the nature and scope thereof resulting from the Company no longer being publicly-traded), or failure by the Company to obtain the assumption of the obligations contained in the change in control agreement by any successor to the Company. The agreements also contain standard confidentiality and non-solicitation provisions.

Incentive Plans

        The following is a description of the change in control provisions contained within our equity incentive plans under which there are awards currently outstanding:

        2000 Management Performance Common Stock Option Plan.    Outstanding options under the 2000 Stock Option Plan may become fully vested in connection with the sale or disposition of substantially all of our common stock or our assets. In addition, the plan administrator may provide for the assumption, substitution or settlement of the outstanding options under the 2000 Stock Option Plan in the event of a "control transfer." A control transfer is defined in the 2000 Stock Option Plan and generally includes any person or group of persons who were not stockholders on April 30, 2000 becoming the owner of more than 50.0% of our outstanding voting shares, our merger, consolidation, or other reorganization in which any such person or group owns more than 50.0% of the outstanding voting shares of the surviving or resulting entity, or all or substantially all of our assets are sold or otherwise transferred to any such person or group.

        2002 Stock Incentive Plan.    Each award granted under the 2002 Stock Incentive Plan may, at the discretion of our board of directors or a committee appointed by our board of directors to administer the plan, become fully vested, exercisable, or payable, as applicable, upon a change in control event if the award will not be assumed or substituted for or otherwise continued after the event. A change of control, as defined in the 2002 Stock Incentive Plan, generally includes:

  •
  stockholder approval of our dissolution or liquidation;

  •
  certain changes in a majority of the membership of our board of directors over a period of two years or less;

  •
  the acquisition of more than 30.0% of our outstanding voting securities by any person other than a person who held more than 20.0% of our outstanding voting securities as of the date that the 2002 Stock Incentive Plan was approved, a company benefit plan, or one of their affiliates, successors, heirs, relatives or certain donees or certain other affiliates;

  •
  certain transfers of all or substantially all of our assets; and

  •
  a merger, consolidation or reorganization (other than with an affiliate) whereby our stockholders do not own more than 50.0% of the outstanding voting securities of the resulting entity after such event.

        In addition, if we terminate any participant's employment for any reason other than for cause either in express anticipation of, or within one year after a change in control event, then all awards held by that participant will vest in full immediately before his or her termination date. The plan administrator may also provide for alternative settlements (including cash payments), the assumption or substitution of awards or other adjustments in the event of a change of control event or in the context of any other reorganization of the Company.

        2004 Performance Incentive Plan.    Generally, and subject to limited exceptions set forth in the 2004 Plan, if any person acquires more than 30% of the outstanding common stock or combined voting power of the Company, if certain changes in a majority of our board of directors occur over a period of not longer than two years, if stockholders prior to a transaction do not continue to own more than 50% of the voting securities of the Company (or a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of our subsidiaries, a sale or other disposition of all or substantially all of the Company's assets or the acquisition of assets or stock of another entity by us or any of our subsidiaries, or if the Company is dissolved or liquidated, then awards then-outstanding under the 2004 Plan may become fully vested or paid, as applicable, and may terminate or be terminated in such circumstances. Unless otherwise provided by the plan administrator, a change in control in and of itself generally will not trigger the accelerated vesting of awards granted under the 2004 Plan unless the awards will not be assumed by a successor or will otherwise not continue following the change in control event. The plan administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2004 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

        Amended and Restated 2007 Performance Incentive Plan.    Generally, and subject to limited exceptions set forth in the 2007 Plan, if any person acquires more than 50% of the outstanding common stock or combined voting power of the Company, if there are certain changes in a majority of our board of directors, if stockholders prior to a transaction do not continue to own more than 50% of the voting securities of the Company (or a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of our subsidiaries, a sale or other disposition of all or substantially all of the Company's assets or the acquisition of assets or stock of another entity by us or any of our subsidiaries, or if the Company is dissolved or liquidated, then awards then-outstanding under the 2007 Plan may become fully vested or paid, as applicable, and may terminate or be terminated upon consummation of such a change in control event. However, unless the individual award agreement provides otherwise, with respect to executive and certain other high level officers of the Company, upon the occurrence of a change in control event, no award will vest unless such officer's employment with the Company is terminated by the Company without cause within the two-year period following such change in control event. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2007 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

        There are currently no amounts payable to or accrued for payment to any named executive officer under the change in control provisions contained in the Plans.

 Director Compensation

        The following table sets forth a summary of the compensation we paid to our non-employee directors in 2009:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Restricted Stock Awards (#)(1)	All Other Compensation ($)(2)	Total ($)
Robert B. Aiken(3)	—	—	—	—	—
Edward T. Harvey	52,250	10,577	13,238	—	76,065
Lloyd L. Hill(3)	—	—	—	—	—
Richard J. Howell	60,000	10,577	13,238	—	83,815
Pattye L. Moore	65,000	10,577	13,238	—	88,815
Stuart I. Oran(3)	—	—	—	—	—
James T. Rothe	49,750	10,577	13,238	—	73,565
J. Taylor Simonton	58,250	10,577	13,238	—	82,065
Gary J. Singer	57,750	10,577	13,238	—	69,565
Marcus L. Zanner	13,500	29,649	13,238	—	56,387

(1)
Messrs. Harvey, Howell, Rothe, Simonton and Singer and Ms. Moore were each awarded options to purchase 2,000 shares of common stock in May 2009. The fair value of such options was computed in accordance with the authoritative guidance for accounting for stock compensation at $5.29 per share. In May 2009, each director was issued 750 shares of non-vested common stock with a value of $17.65 per share. Mr. Zanner was awarded options to purchase 5,000 shares of common stock in June 2009 when he joined the board. The fair value of such options was computed in accordance with the authoritative guidance for accounting for stock compensation at $5.93 per share. As of the end of the fiscal year 2009, the aggregate number of options and restricted stock outstanding for each director was as follows:

	Options	Restricted Stock
Robert B. Aiken(3)	—	—
Edward T. Harvey	19,500	750
Lloyd L. Hill(3)	—	—
Richard J. Howell	19,500	750
Pattye L. Moore	9,500	750
Stuart I. Oran(3)	—	—
James T. Rothe	24,500	750
J. Taylor Simonton	19,500	750
Gary J. Singer	24,500	750
Marcus L. Zanner	5,000	—

(2)	Each non-employee director is entitled to receive a dining card for complementary food and beverages at the Company's restaurants. In 2009, the dining card value used by each director was less than $10,000. The value to the non-employee directors is approximately 59% of the amount provided as a meal discount which represents the cost of goods and labor at the Company's restaurants.
(3)	Each of Messrs. Aiken, Hill and Oran joined the board in March 2010. Accordingly, none of these directors received compensation reportable herein during fiscal year 2009.

Director Stock Ownership Guidelines

        In March 2009, the compensation committee approved stock ownership guidelines for executive officers and directors (see page 28 for discussion of the ownership guidelines for executive officers). The ownership guidelines state that directors should own an amount of the Company's common stock with a cumulative cost basis of at least $150,000. Each director will have three years from the adoption of the stock ownership guidelines to obtain the minimum requirement. New directors will have five years from the time that he or she joins the board to reach the minimum ownership requirement. Directors may not sell, transfer or otherwise dispose of common stock that would decrease such director's cumulative cost basis below $150,000. The following table illustrates the ownership guidelines and the acquisition value of each director's holdings as of March 31, 2010:

Director	Ownership Guideline		Value(4)
Robert B. Aiken	$150,000	(3)	$0
Edward T. Harvey	$150,000	(1)	$582,043
Lloyd L. Hill	$150,000	(3)	$0
Richard J. Howell	$150,000	(1)	$209,441
Pattye L. Moore	$150,000	(1)	$132,652
Stuart I. Oran	$150,000	(3)	$0
James T. Rothe	$150,000	(1)	$139,527
J. Taylor Simonton	$150,000	(1)	$169,765
Gary J. Singer	$150,000	(1)	$121,829
Marcus L. Zanner	$150,000	(2)	$232,113

(1)
To be achieved by March 2012.

(2)
To be achieved by June 2014.

(3)
To be achieved by February 2015.

(4)
The value of the stock as of the date of acquisition, in accordance with the approved stock ownership guidelines.

Annual Retainers

        In 2009, each director who was not an employee of the Company received an annual retainer of $30,000, payable in equal quarterly installments. The lead director and each board committee chair also received an additional retainer in the following amounts: lead director, $5,000; chair of the audit committee, $5,000; chair of the compensation committee, $3,000; and chair of the nominating and governance committee, $3,000. Effective April 1, 2010, based on a review and analysis of comparable board compensation at our Peer Restaurants, the foregoing annual retainer amounts for each of the board committee chairs were increased, and established for the Chair of the Board, as follows: chair of the audit committee, $15,000; chair of the compensation committee, $12,500; chair of the nominating and governance committee, $7,500; chair of the succession committee, $10,000 (during initial search period); Chair of the Board; $20,000 (effective retroactively to February 17, 2010, the date on which Ms. Moore was appointed as Chair of the Board). The additional retainer amounts are paid to the committee chairs and the Chair of the Board in equal quarterly installments.

        In 2010, the board separated its Chair and Chief Executive Officer positions, and in doing so, eliminated the lead director position. As noted above, Ms. Moore was appointed to serve as Chair of the Board on February 2010.

Meeting Fees

        Each non-employee director receives $2,000 for each in-person board meeting attended. In 2009, each director received $1,000 for each regularly scheduled telephonic board meeting attended, and $500 for each regularly scheduled telephonic committee meeting attended. Effective April 1, 2010, the fees received for attending telephonic committee meetings were increased to $1,000. A director receives one-half of the specified meeting fee for any regularly scheduled in-person meeting in which the director instead participates by telephone. The Company also reimburses the directors for costs incurred by them in traveling to and attending board and committee meetings.

        Each member of the compensation committee, the nominating and governance committee, and the succession committee (created in March 2010) receives $2,000 for each in-person committee meeting attended, and each member of the audit committee receives $3,000 for each in-person meeting of the audit committee attended. In 2009, the chair of the audit committee received an additional fee of $1,000 for each in-person audit committee meeting attended, and the chair of the compensation committee received an additional fee of $1,000 for each in-person compensation committee meeting attended. Effective April 1, 2010, the additional amounts paid to the audit and compensation committee chairs for in-person meetings were eliminated.

Equity Awards

        Upon initial appointment or election to the board of directors, each non-employee director generally receives a non-qualified option grant covering 5,000 shares. Each initial grant of 5,000 stock options vests and becomes exercisable in equal monthly installments over the 24-month period following the date of grant. In addition, at the discretion of the board of directors, each non-employee director is eligible to receive annual grants of stock options, restricted stock or restricted stock units. In 2009, the Company granted 750 shares of restricted stock and 2,000 options to each of the directors under the 2007 Plan. The restricted stock vests in full on the first anniversary of the grant date. The options have an exercise price equal to the fair market value of the Company's common stock on the date of grant, and vest in equal monthly installments over the 12-month period following the date of grant. For 2010, the board has decided that, at the time of the annual grant, instead of options, directors will be granted RSUs with a fair market value of $65,000, based on the stock price at the close of business on the date of the grant. Beginning in January 2011, directors may also elect to receive all or part of their annual or quarterly retainer in deferred stock units.

Indemnification of Directors

        The Company has entered into agreements to indemnify its directors and executive officers. Under these agreements, the Company is obligated to indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. The Company believes that these agreements are necessary in attracting and retaining qualified directors and officers.

PROPOSAL 2
APPROVAL OF MAJORITY VOTING STANDARD

Introduction

        In connection with the letter agreement dated March 4, 2010 by and among the Company, Clinton Group, Inc. and Spotlight Advisors, LLC, we agreed to propose an amendment to our Amended and Restated Certificate of Incorporation, as amended, to implement a majority voting standard in uncontested director elections. Our Bylaws currently provide that directors are elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at a meeting at which a quorum is present. With plurality voting, the individuals with the largest number of "for" votes are elected as directors, up to the maximum number of directors to be elected at such meeting.

        Under a majority voting standard, each director must be elected by the vote of a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present. After discussions with the Spotlight and Clinton groups, the board of directors carefully considered the advantages and disadvantages of the majority voting standard for the election of directors. The board believes that a majority voting standard in uncontested director elections will give stockholders a greater voice in determining the composition of the Company's board of directors and promote director accountability. The majority voting standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot.

        The board of directors believes, however, that the majority voting standard should not apply in contested elections, and instead plurality voting should continue in such elections. If a majority voting standard is used in a contested election, fewer candidates or more candidates could be elected to the board than the number of board seats. Because the proposed majority voting standard only compares the number of "for" votes with the number of "against" votes for each director nominee without regard to voting for other candidates, it is not effective in ensuring that all board seats are filled when there are more candidates than available board seats. Accordingly, the board intends to retain plurality voting in a contested election to avoid such results.

Summary Description of the Proposed Amendment to the Certificate of Incorporation

        The board is providing our stockholders with the opportunity to advise the board as to whether we should adopt a majority voting standard for the election of directors in uncontested elections beginning with our 2011 annual meeting of stockholders. If this proposal is approved, we will amend our Amended and Restated Certificate of Incorporation to add a new paragraph "E" after paragraph "D" of Article Sixth as follows:

  "E.
  When a quorum is present at any meeting for the election of directors, a nominee for director shall be elected by the stockholders at such meeting if the votes cast "for" such nominee's election exceed the votes cast "against" (or "withheld" from) such nominee's election (with "abstentions" and "broker non-votes" not counted as a vote either "for" or "against" that director's election); provided, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the secretary of the corporation receives a notice that a stockholder has nominated a person for election to the board of directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Article SIXTH, Section C hereof and (ii) such nomination has not been rejected by the company for any reason or withdrawn by such stockholder on or before the tenth business day before the corporation first mails its notice of meeting to the stockholders. In the event the votes cast "against" (or "withheld" from) the nominee exceed the votes cast "for" such nominee (with "abstentions" and "broker non-votes" not counted as a vote either "for" or "against" that director's election) (a No Vote), the resulting vacancy shall be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and the directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires or until such director's successor shall have been duly elected and qualified. In no event shall the Board nominate or elect a person to the Board who has received a No Vote subsequent to the adoption of this provision."

        If approved, this amendment will become effective upon the filing of a certificate of amendment to the Company's Certificate of Incorporation with the Delaware Secretary of State. The Company intends to file the amendment promptly after the annual meeting. If the stockholders approve this Proposal No. 2, the board of directors also intends to amend Section 7 of Article I of our Bylaws to provide a majority voting standard in uncontested director elections.

Required Vote

        The affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding total shares of common stock entitled to vote at the annual meeting is required to approve the amendment. Abstentions and broker non-votes will have the effect of votes against approval of the amendment.

Recommendation of the Board of Directors

        Our board of directors recommends that you vote FOR approval of the proposed amendment to the Certificate of Incorporation to adopt majority voting in uncontested director elections.

 PROPOSAL 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The firm of Deloitte & Touche LLP (Deloitte) served as our independent registered public accounting firm for the 2009 fiscal year ended December 27, 2009. The audit committee has appointed Deloitte to serve for the current 2010 fiscal year ending December 26, 2010. Our board is requesting ratification by our stockholders of Deloitte's appointment. Representatives of Deloitte will be present at the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to any questions that might arise.

        In the event this proposal is defeated, the stockholder vote will not be binding on the Company but may be considered by our audit committee when it considers selecting other independent registered public accounting firms for the next fiscal year. However, because of the difficulty and expense of making any substitution of an independent registered public accounting firm after the beginning of the fiscal year, Deloitte's appointment for the 2010 fiscal year will be permitted to stand unless the audit committee finds other reasons for making a change.

Principal Accountant Fees and Services

        The following table summarizes the aggregate fees billed or to be billed by Deloitte for the fiscal years ended December 27, 2009 and December 28, 2008:

	2009	2008
Audit fees	$561,445	$563,405
Audit-related fees	20,000	10,000
Tax fees	4,884	—
All other fees	3,600	2,000

Total	$589,929	$575,405

Audit Fees

        Fees for audit services consisted of the audit of our annual financial statements and reports on internal controls required by the Sarbanes-Oxley Act of 2002, reviews of our quarterly financial statements and fees related to a review of our Franchise Disclosure Document.

Audit-Related Fees

        Fees for audit-related services in 2009 were related to assistance with preparation of responses to an SEC Comment Letter. Fees for audit-related services billed in 2008 related to a review of our tender offer statement on Schedule TO, filed with the SEC on January 14, 2009.

Tax Fees

        Tax fees for 2009 relate to certain services performed primarily in relation to various federal and state tax issues.

All Other Fees

        All other fees billed in 2009 and 2008 consisted of license fees related to Deloitte & Touche's proprietary web-based research database.

        With respect to non-audit services provided from time to time, of which none were provided in 2009 or 2008, the audit committee considers whether Deloitte's provision of other non-audit services to the Company is compatible with maintaining Deloitte's independence. The audit committee discusses such services with the independent registered public accounting firm and Company management to determine whether the services are permitted under SEC rules and regulations concerning auditor independence.

Audit Committee's Pre-Approval Policies and Procedures

        The audit committee pre-approves all audit and non-audit services to be performed by Deloitte, and has established policies and procedures to ensure that the Company is in full compliance with the requirements for pre-approval set forth in the Sarbanes-Oxley Act of 2002 and the SEC rules regarding auditor independence. These policies and procedures provide a mechanism by which management can request and secure pre-approval of audit and non-audit services in an orderly manner with minimal disruption to normal business operations. The policies and procedures are detailed as to the particular service and do not delegate the audit committee's responsibility to management.

        In accordance with these policies and procedures, management submits for approval audit and non-audit services that management may wish to have Deloitte perform during the fiscal year, accompanied by an estimated range of fees for each service to be performed. The audit committee approves or rejects each of the listed services and approves a range of fees for each service to be performed. Services cannot commence until such approval has been granted. Management is required to seek additional audit committee pre-approval when management becomes aware that any pre-approved service will result in actual fees greater than the fees initially approved. During the course of the year, the chair of the audit committee has the authority to pre-approve requests for services. At each subsequent audit committee meeting, the chair of the audit committee reports any interim pre-approvals since the last meeting.

        All of the fees set forth in the Principal Accountant Fees and Services table above for fiscal year 2009 were pre-approved by the audit committee.

 Required Vote

        Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year 2010 requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting.

Recommendation of the Board of Directors

        Our board of directors recommends that you vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 26, 2010.

AUDIT COMMITTEE REPORT

        The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Act of 1934, except to the extent the Company specifically incorporates this Report.

        The audit committee is comprised of Richard J. Howell (chair), Edward T. Harvey, and J. Taylor Simonton. The audit committee is responsible for overseeing and evaluating the Company's financial reporting process on behalf of the board of directors, selecting and retaining the independent registered public accounting firm, and overseeing and reviewing the internal audit function of the Company.

        Management has the primary responsibility for the Company's financial reporting process, accounting principles, and internal controls as well as preparation of the Company's financial statements in accordance with generally accepted accounting principles in the United States (GAAP). The independent registered public accounting firm is responsible for performing audits of the Company's consolidated financial statements, the effectiveness of the Company's internal control over financial reporting and management's assessments of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The audit committee is responsible for overseeing the conduct of these activities. It is not the audit committee's duty or responsibility to conduct auditing or accounting reviews or procedures or to independently verify the representations made by management and the independent registered public accounting firm. The audit committee's considerations and discussions with management and the independent registered public accounting firm do not assure that the Company's financial statements are presented in accordance with GAAP or that the audits of the annual financial statements, the effectiveness of the Company's internal control over financial reporting and management's assessment of the effectiveness of the Company's internal control over financial reporting have been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that the independent registered public accounting firm is, in fact, "independent."

        The audit committee has met and held discussions with management and the independent registered public accounting firm on a regular basis. The audit committee plans and schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The audit committee's meetings include, whenever appropriate, executive sessions with the independent registered public accounting firm without the presence of the Company's management. The audit committee has reviewed and discussed with both management and the independent registered public accounting firm, the Company's consolidated financial statements as of and for the year ended December 27, 2009, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Management advised the audit committee that the financial statements were prepared in accordance with GAAP. The audit committee has relied on this representation, without independent verification, and on the representations of the independent registered public accounting firm included in its report on the consolidated financial statements.

        The audit committee discussed with the independent registered public accounting firm the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, as amended. The independent registered public accounting firm has provided to the audit committee the written disclosures and the letter required by Independence Standards Board No. 1, "Independence Discussions with Audit Committees," and the audit committee has discussed with the independent registered public accounting firm its independence. The audit committee has also considered whether the independent registered public accounting firm's provision of other non-audit services to the Company is compatible with maintaining auditor independence. The audit committee has concluded that the provision of non-audit services by the independent registered public accounting firm was compatible with the maintenance of independence in the conduct of its auditing functions.

        Based upon our review and discussions with management and the independent registered public accounting firm and the reports of the independent registered public accounting firm, and in reliance upon such information, representations, reports and opinions, the audit committee recommended that the board of directors approve the audited financial statements for inclusion in the Company's annual report on Form 10-K for the year ended December 27, 2009, and the board of directors accepted the audit committee's recommendations.

THE AUDIT COMMITTEE

Richard J. Howell, Chair
Edward T. Harvey
J. Taylor Simonton

 ADDITIONAL INFORMATION

        "Householding" of Proxy Materials.    The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for us. Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

        If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed in April of each year, by notifying us in writing at: Red Robin Gourmet Burgers, Inc., Attn: Shareholder Services, 6312 South Fiddler's Green Circle, Suite 200N, Greenwood Village, Colorado 80111, or by contacting us at (303) 846-6000. You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (303) 846-6000, and we will undertake to deliver such additional copies promptly. If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

        Proxy Solicitation Costs.    The accompanying proxy is being solicited on behalf of the board of directors of our Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by our directors, officers, and employees at no additional compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

ANNUAL REPORT ON FORM 10-K

        We filed with the SEC an annual report on Form 10-K on February 25, 2010 for the fiscal year ended December 27, 2009. A copy of the annual report on Form 10-K has been mailed concurrently with this proxy statement to all of our stockholders entitled to notice of and to vote at the annual meeting. In addition, you may obtain a copy of the annual report on Form 10-K, without charge, by writing to Red Robin Gourmet Burgers, Inc., Attn: Shareholder Services, 6312 South Fiddler's Green Circle, Suite 200N, Greenwood Village, Colorado 80111.

By Order of the Board of Directors,

Annita M. Menogan Secretary
Greenwood Village, Colorado April 26, 2010

ANNUAL MEETING OF STOCKHOLDERS OF

RED ROBIN GOURMET BURGERS, INC.

May 27, 2010

If no direction is provided, this proxy will be voted
"FOR" Proposal 3.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.redrobin.com/eproxy.htm

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	The election of two (2) Class II directors for three-year terms.

NOMINEES
☐	FOR ALL NOMINEES	☐	Lloyd L. Hill
		☐	Stuart I. Oran
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:

To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

2.	Approve the proposed amendment to the Amended and Restated Certificate of Incorporation, as amended, to adopt a majority voting standard for uncontested director elections.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 26, 2010.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	To transact such other business as may properly come before the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 3.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE STOCKHOLDER'S SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS TO THE UNDERSIGNED.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RED ROBIN GOURMET BURGERS, INC. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.
The undersigned hereby acknowledges receipt of the notice of annual meeting of stockholders, proxy statement and 2009 annual report on Form 10-K.

Signature of Stockholder	Date:	Signature of Stockholder		Date:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

RED ROBIN GOURMET BURGERS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dennis B. Mullen and Katherine L. Scherping, and each of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Red Robin Gourmet Burgers, Inc. held of record by the undersigned on April 9, 2010 at the Annual Meeting of Stockholders to be held at the corporate headquarters of Red Robin Gourmet Burgers, Inc. located at 6312 S. Fiddler's Green Circle, Suite 200N, Greenwood Village, Colorado 80111, at 9:00 a.m. MDT on May 27, 2010, or any adjournment or postponement thereof.

This proxy authorizes each of the persons named above to vote at his or her discretion on any other matter that may properly come before the meeting or any postponement or adjournment thereof. If this card contains no specific voting instructions, my (our) shares will be voted in accordance with the recommendation of the Board of Directors.